Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AmONG

Adaptimmune therapeutics plc,

cm Merger sub, Inc.

AND

tcr2 therapeutics inc.

Dated as of March 5, 2023

TABLE OF CONTENTS

Section 1 THE MERGER		2
1.1	The Merger	2
1.2	Effective Time	2
1.3	Closing	2
1.4	Directors and Officers of the Surviving Corporation	3
1.5	Subsequent Actions	3
Section 2 CONVERSION OF SECURITIES		3
2.1	Conversion of Capital Stock	3
2.2	Exchange of Book-Entry Shares	4
2.3	No Appraisal Rights	6
2.4	Company Compensatory Awards	6
2.5	Withholding	8
Section 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
3.1	Organization, Standing and Corporate Power	9
3.2	Corporate Authorization	10
3.3	Governmental Authorization	10
3.4	No Conflict	11
3.5	Capitalization	11
3.6	Subsidiaries	13
3.7	SEC Filings and the Sarbanes-Oxley Act	14
3.8	Information Supplied	16
3.9	Absence of Certain Changes	17
3.10	No Undisclosed Liabilities	17
3.11	Compliance with Laws and Court Orders	17
3.12	Material Contracts	17
3.13	Litigation	19
3.14	Properties	20
3.15	Intellectual Property	21
3.16	Taxes	26
3.17	Employee Benefit Plans	27
3.18	Employment Matters	29
3.19	Environmental Matters	29

3.20	Regulatory Matters; Compliance	30
3.21	Healthcare Regulatory; Compliance	32
3.22	Insurance	32
3.23	Anti-Corruption; Global Trade Control Laws	33
3.24	Suppliers	34
3.25	Brokers and Finder’s Fees	34
3.26	Opinion of the Financial Advisor	34
3.27	Antitakeover Laws	34
3.28	No Other Representations; No Reliance; Waiver	35
Section 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35
4.1	Organization, Standing and Corporate Power	35
4.2	Corporate Authorization	36
4.3	Governmental Authorization	37
4.4	No Conflict	37
4.5	Capitalization	38
4.6	Subsidiaries	39
4.7	SEC Filings and the Sarbanes-Oxley Act	40
4.8	Information Supplied	42
4.9	Absence of Certain Changes	42
4.10	No Undisclosed Liabilities	43
4.11	Compliance with Laws and Court Orders	43
4.12	Material Contracts	43
4.13	Litigation	45
4.14	Properties	45
4.15	Intellectual Property	47
4.16	Taxes	50
4.17	Employee Benefit Plans	52
4.18	Employment Matters	53
4.19	Environmental Matters	53
4.20	Regulatory Matters; Compliance	54
4.21	Healthcare Regulatory; Compliance.	56
4.22	Insurance	56
4.23	Anti-Corruption; Global Trade Control Laws	57
4.24	Brokers and Finder’s Fees	58

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4.25	Opinion of the Financial Advisor	58
4.26	Antitakeover Laws	58
4.27	Ownership and Operations of Merger Sub	58
4.28	Ownership of Company Common Stock	58
4.29	Investment Company Act	58
4.30	No Other Representations; No Reliance; Waiver	58
Section 5 COVENANTS AND AGREEMENTS		59
5.1	Conduct of the Company’s Business	59
5.2	Conduct of Parent’s Business	63
5.3	No Solicitation by the Company	67
5.4	No Solicitation by Parent	69
5.5	Employee Matters	72
Section 6 ADDITIONAL COVENANTS AND AGREEMENTS		74
6.1	Registration Statement; Proxy Statement/Prospectus	74
6.2	Meetings of Stockholders	74
6.3	Form F-6	76
6.4	Access to Information	76
6.5	Public Disclosure	77
6.6	Regulatory Filings; Reasonable Best Efforts	78
6.7	Notification of Certain Matters	79
6.8	Stockholder Litigation	80
6.9	Resignations	80
6.10	Director and Officer Liability	81
6.11	Stock Exchange De-Listing and Deregistration	83
6.12	Stock Exchange Listing	83
6.13	Section 16 Matters	83
6.14	Takeover Law	83
6.15	Integration Planning	83
6.16	Board Membership	84
Section 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		84
7.1	Conditions to Obligations of Each Party to Effect the Merger	84
7.2	Additional Conditions to the Obligations of Parent and Merger Sub	85
7.3	Additional Conditions to the Obligations of the Company	86
7.4	Frustration of Closing Conditions	87

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Section 8 TERMINATION, AMENDMENT AND WAIVER		87
8.1	Termination	87
8.2	Effect of Termination	88
8.3	Fees and Expenses	90
8.4	Notice of Termination	90
8.5	Amendment	90
8.6	Waiver	90
Section 9 MISCELLANEOUS		90
9.1	No Survival	90
9.2	Notices	90
9.3	Entire Agreement	91
9.4	Governing Law	92
9.5	Binding Effect; No Assignment; No Third Party Beneficiaries	92
9.6	Counterparts and Signature	92
9.7	Severability	92
9.8	Submission to Jurisdiction; Waiver	93
9.9	Enforcement	93
9.10	No Waiver; Remedies Cumulative	94
9.11	Waiver of Jury Trial	94
Section 10 DEFINITIONS		94
10.1	Certain Definitions	94
10.2	Other Definitional and Interpretative Provisions	108

EXHIBITS

Exhibit A: Certificate of Incorporation of Surviving Corporation

Exhibit B: By-Laws of Surviving Corporation

Exhibit C: Form of FIRPTA Certificate

Exhibit D-1: Persons Entering into Company Voting Agreement

Exhibit D-2: Persons Entering into Parent Voting Agreement

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Index of Defined Terms

Section
401(k) Plan	5.5(d)
Action	3.13
Adjusted Option	2.4(a)
Adjusted Restricted Stock Unit Equivalent	2.4(b)
Affiliate	10.1
Agreement	Preamble
Antitrust Laws	10.1
Anti-Corruption Laws	3.23(a)
Bankruptcy and Equity Exception	3.2(a)
Book-Entry Share	2.1(c)
Business Day	10.1
Capitalization Date	3.5(a)
Certificate of Merger	1.2
Closing	1.3
Closing Date	1.3
Code	2.4(a)
Collective Bargaining Agreement	3.18(b)
Company	Preamble
Company Acquisition Proposal	10.1
Company Adverse Recommendation Change	5.3(c)
Company Board	Recitals
Company Charter	10.1
Company Charter Documents	3.1(c)
Company Common Stock	Recitals
Company Disclosure Letter	Section 3
Company Equity Plans	10.1
Company FDA Permits	3.20(b)
Company Financial Advisors	3.25
Company Financial Statements	3.7(b)
Company Foreign Plan	10.1
Company Furnished Document	3.7(a)
Company Insurance Policies	3.22(a)
Company Intellectual Property	3.15(a)
Company Intervening Event	10.1
Company Leased Real Property	3.14(b)
Company Material Adverse Effect	10.1
Company Material Contracts	3.12(a)(xv)
Company Option	2.4(a)
Company Permitted Liens	10.1
Company Plan	10.1
Company Preferred Stock	3.5(a)
Company Real Property Lease	3.14(b)
Company Recommendation	3.2(b)

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Section
Company Registered Intellectual Property	3.15(b)
Company Related Persons	3.28
Company Representatives	5.3(a)
Company Restricted Stock Unit	2.4(b)
Company SEC Documents	3.7(a)
Company Securities	5.1(b)(ii)
Company Stockholder Approval	3.2(a)
Company Stockholders Meeting	6.2(a)
Company Superior Proposal	10.1
Company Systems	3.15(q)
Company Voting Agreement	Recitals
Competition Authority	10.1
Confidentiality Agreement	10.1
Contract	10.1
Copyrights	10.1
Covered Employees	5.5(a)
Current Premium	6.10(c)
Deposit Agreement	10.1
DGCL	Recitals
EDGAR	Section 3
Effective Time	1.2
Employee Benefit Plan	10.1
Environmental Claim	10.1
Environmental Laws	10.1
Environmental Liability	10.1
Environmental Permits	10.1
Equity Interest	10.1
ERISA	10.1
ERISA Affiliate	10.1
ESPP	2.4(c)
Exchange Act	10.1
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(c)
FCPA	10.1
FDA	3.20(a)
FDA Laws	10.1
Form F-6	6.3.
Form S-4	3.8
GAAP	10.1
Global Trade Control Laws	10.1
Government Official	10.1
Governmental Authority	10.1
Hazardous Materials	10.1
Healthcare Laws	10.1

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Section
HSR Act	10.1
Inbound IP Agreements	3.15(h)
Indebtedness	10.1
Indemnified Party	6.10(a)
Intellectual Property	10.1
Intentional Breach	10.1
IP Agreements	3.15(i)
IRS	3.17
knowledge of Parent	10.1
knowledge of the Company	10.1
Law	10.1
Lien	10.1
Merger	1.1(a)
Merger Sub	Preamble
Merger Sub Common Stock	2.1
Nasdaq	3.3
OFAC	10.1
Ordinary Share Exchange Ratio	2.4(a)
Outbound IP Agreements	3.15(i)
Owned Company Intellectual Property	10.1
Owned Parent Intellectual Property	10.1
Parent	Preamble
Parent 401(k) Plan	5.5(d)
Parent Acquisition Proposal	10.1
Parent ADS	10.1
Parent Adverse Recommendation Change	5.4(c)
Parent Board	Recitals
Parent Charter Documents	4.1(c)
Parent Disclosure Letter	Section 4
Parent FDA Permits	4.20(b)
Parent Financial Advisor	4.24
Parent Financial Statements	4.7(b)
Parent Foreign Plan	10.1
Parent Furnished Documents.	4.7(a)
Parent Inbound IP Agreements	10.1
Parent Insurance Policies	4.22(a)
Parent Intervening Event	10.1
Parent Intellectual Property	4.15(a)
Parent IP Agreements	10.1
Parent Leased Real Property	4.14(b)
Parent Material Adverse Effect	10.1
Parent Material Contracts	4.12(a)
Parent Options	4.5(b)
Parent Ordinary Shares	Recitals
Parent Permitted Liens	10.1

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Section
Parent Plan	10.1
Parent Real Property Lease	4.14(b)
Parent Recommendation	4.2(b)
Parent Registered Intellectual Property	10.14.15(b)
Parent Related Persons	3.28
Parent Representatives	5.4(a)
Parent SEC Documents	4.7(a)
Parent Securities	5.2(b)(ii)
Parent Shareholder Approval	4.2(a)
Parent Shareholders	Recitals
Parent Shareholders Meeting	6.2(b)
Parent Superior Proposal	10.1
Parent Systems	4.15(n)
Parent Voting Agreement	Recitals
Patents	10.1
Per Share Merger Consideration	2.1(c)
person	10.1
Proxy Statement/Prospectus	3.8
Release	10.1
Restraints	7.1(c)
Restricted Market	10.1
Restricted Party	10.1
Sarbanes-Oxley Act	10.1
SEC	10.1
Securities Act	10.1
Software	10.1
Stockholder Litigation	6.8(a)
subsidiary	10.1
Surviving Corporation	1.1(a)
Takeover Code	4.1(c)
Takeover Laws	3.27
Tax	10.1
Tax Return	10.1
Tax Sharing Agreements	10.1
Termination Date	8.1(b)
Termination Fee	10.1
third party	10.1
third party Intellectual Property	10.1
Trade Secrets	10.1
Trademarks	10.1
Treasury Regulations	10.1
Union	3.19(b)
VAT	10.1
Withholding Party	2.5

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 5, 2023, is among Adaptimmune Therapeutics plc (“Parent”), a public limited company incorporated in England and Wales, CM Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of Parent, and TCR2 Therapeutics Inc. (the “Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (as defined in Section 1.1(a)), would most likely promote the success of Parent for the benefit of the holders of outstanding ordinary shares, par value £0.001 per share, of Parent (the “Parent Ordinary Shares”) as a whole, such holders, the “Parent Shareholders”), (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) subject to the terms and conditions of this Agreement, has resolved to recommend that the Parent Shareholders approve the resolutions required to be passed for the purposes of the Parent Shareholder Approval.

WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of, the Company and the holders of outstanding shares of the common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and, subject to the terms and conditions of this Agreement, has resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement;

WHEREAS, in order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, each stockholder of the Company listed in Exhibit D-1 is executing a voting agreement with Parent and the Company (the “Company Voting Agreement”);

WHEREAS, in order to induce the Company to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, each shareholder of Parent listed in Exhibit D-2 is executing a voting agreement with Parent and the Company (the “Parent Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1

THE MERGER

1.1            The Merger.

(a)            Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Merger Sub shall consummate a merger (the “Merger”), in accordance with the DGCL, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, (iii) the corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger and (iv) the Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned direct subsidiary of CM Intermediate Sub II, Inc., a Delaware corporation and subsidiary of Parent.

(b)            At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit A hereto and shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c)            At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth on Exhibit B hereto and shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.2            Effective Time. Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be filed on the Closing Date (as defined in Section 1.3) or on such other date as Parent and the Company may agree, with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time and date as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger, and such time on such date is referred to herein as the “Effective Time.”

1.3            Closing. The closing of the Merger (the “Closing”) shall take place as early as practicable on a date to be specified by the parties hereto, which shall be no later than the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in Section 7, except for any such conditions that by their nature may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing (the “Closing Date”), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto.

1.4            Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws.

1.5            Subsequent Actions. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2

CONVERSION OF SECURITIES

2.1            Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Merger Sub (“Merger Sub Common Stock”):

(a)            Merger Sub Common Stock and Surviving Corporation Stock. Each issued and outstanding share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of the Surviving Corporation with the rights, powers and privileges set forth in the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

(b)            Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b)), including shares of Company Common Stock underlying Company Restricted Stock Units that immediately vest upon a change of control of the Company, shall be converted into the right to receive 1.5117 (the “Exchange Ratio”) Parent ADS duly and validly issued against the deposit of the requisite number of Parent Ordinary Shares in accordance with the Deposit Agreement (the “Per Share Merger Consideration”); provided, that after taking into account all Book-Entry Shares delivered by or on behalf of any holder, the number of Parent ADSs issued to such holder shall be rounded down to the nearest whole Parent ADS and no fractional Parent ADSs shall be issued. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, any dividends or other distributions declared by the Company Board having a record date prior to the Effective Time which remain unpaid as of the Effective Time, without interest thereon, together with any dividends or other distributions to which holders thereof are entitled pursuant to Section 2.2(c), upon the surrender of such Book-Entry Share in accordance with Section 2.2.

(d)            Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the issued Parent Ordinary Shares (or Parent ADSs, as the case may be) or in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange, readjustment, stock dividend or stock distribution or any similar event, the Per Share Merger Consideration and any other similarly dependent items (including any amounts payable pursuant to Section 2.4) shall be equitably adjusted to provide to the holders of shares of Company Common Stock, Company Options, Company Restricted Stock Units and other awards under the Company Equity Plan the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 2.1(d) shall be deemed to permit any party hereto to take any action that is prohibited under either Section 5.1(b) or 5.2 or that is not otherwise permitted by this Agreement.

2.2            Exchange of Book-Entry Shares.

(a)            Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) pursuant to terms reasonably acceptable to the Company. Parent shall, as of the Effective Time, (i) deposit or cause to be deposited with the Exchange Agent Parent ADSs evidencing or (ii) provide the Exchange Agent an uncertificated Parent ADS book-entry representing the aggregate number of Parent ADSs that are issuable pursuant to Section 2.1(c) (such Parent ADSs, together with any distributions or dividends with respect thereto as provided in Section 2.2(c), being hereinafter referred to as the “Exchange Fund”).

(b)            Exchange Procedures. Each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c)            Distributions with Respect to Unexchanged Shares. All Parent ADSs to be issued pursuant to the Merger (and all Parent Ordinary Shares represented thereby) shall be deemed issued and outstanding as of the Effective Time; provided that no dividends or other distributions with respect to Parent ADSs (or Parent Ordinary Shares represented thereby) with a record date after the Effective Time shall be paid to the former holder of any Company Common Stock until such holder shall surrender such shares in accordance with this Section 2.2. Subject to the effect of applicable Law: (i) at the time of the surrender of any such shares of Company Common Stock for exchange in accordance with the provisions of this Section 2.2, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions declared by the Parent Board (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole Parent ADSs that such holder is entitled to receive; and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole Parent ADSs that such holder receives.

(d)            Transfer Books; No Further Ownership Rights in Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.

(e)            Treatment of Fractional Parent ADSs. Notwithstanding any other provision of this Agreement, no fractional Parent ADSs shall be issued in exchange for any Company Common Stock or Company equity awards, and no holder of any of the foregoing shall be entitled to receive a fractional Parent ADS. Furthermore, no holder of a fractional share of Company Common Stock, if any, shall receive or be entitled to receive any aggregate consideration with respect to such fractional share. No scrip representing fractional Parent ADSs or book-entry credit of the same shall be issued in the Merger and, except as provided in this Section 2.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a Parent Shareholder or to any other aggregate consideration. The number of Parent ADSs to which a former holder of Company Common Stock is entitled shall (after taking into account all Book-Entry Shares delivered by or on behalf of such holder), be rounded down to the nearest whole number of Parent ADSs.

(f)            Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund deposited with the Exchange Agent that remains undistributed to holders of Book-Entry Shares as of twelve (12) months after the Effective Time shall be delivered to Parent or as otherwise instructed by Parent (subject to abandoned property, escheat or similar Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of a Book-Entry Share for Per Share Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If Book-Entry Shares are not surrendered prior to the fifth (5th) anniversary of the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority), unclaimed Per Share Merger Consideration payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable Law, become the property of Parent or as otherwise determined by Parent, free and clear of all claims or interest of any person previously entitled thereto.

2.3            No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the stockholders of the Company in connection with the Merger.

2.4            Company Compensatory Awards.

(a)            Immediately prior to the Effective Time, each option to acquire shares of Company Common Stock granted under a Company Equity Plan or as set forth on Section 2.4 of the Company Disclosure Letter (each such option, a “Company Option”) that is then outstanding and unexercised, whether or not vested, shall be assumed and substituted for an option to purchase a number of Parent Ordinary Shares or Parent ADSs, as determined by Parent, granted under one of the Parent’s equity plans (each, an “Adjusted Option”), on substantially similar terms and subject to substantially similar conditions as were applicable to such Company Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement, such other administrative or ministerial changes as in the reasonable determination of Parent are appropriate to conform the administration of the Adjusted Options with other awards under Parent’s equity plans, and except as provided in the following sentence. The number of Parent Ordinary Shares or Parent ADSs subject to the Adjusted Option shall be equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) six times the Exchange Ratio (the “Ordinary Share Exchange Ratio”), in the case of Parent Ordinary Shares, or the Exchange Ratio in the case of Parent ADSs, with any fractional Parent Ordinary Shares or Parent ADSs rounded down to the nearest whole Parent Ordinary Shares or Parent ADS, as applicable. The exercise price per share of such Adjusted Option shall be equal to the quotient of (A) the exercise price per share subject to such Company Option immediately prior to the Effective Time divided by (B) the Ordinary Share Exchange Ratio or the Exchange Ratio, as applicable, or, at the election of the Parent, that amount converted to pounds sterling at an appropriate exchange rate determined by the Parent, in each case, with any fractional cents or pence rounded up to the nearest whole cent or penny, as applicable. The exercise price per share of any such Adjusted Option and the number of Parent Ordinary Shares or Parent ADSs, as applicable, relating to any such Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The grant of the Adjusted Options shall be effected as of the Effective Time, or as soon thereafter as is reasonably practicable, taking into account Parent’s administrative procedures. Each Adjusted Option may be granted subject to a condition that the grantee must comply with Parent’s and its equity administrator’s practices with respect to grants and acceptance of Parent equity award grants.

(b)            Immediately prior to the Effective Time, each award of restricted stock units with respect to shares of Company Common Stock granted under a Company Equity Plan or as set forth on Section 2.4 of the Company Disclosure Letter (each such restricted stock unit, a “Company Restricted Stock Unit”), other than Company Restricted Stock Units that immediately vest upon a change of control of the Company, shall be assumed and substituted for a restricted stock unit-style option to purchase Parent Ordinary Shares or Parent ADSs (with an exercise price per Parent Ordinary Shares or Parent ADS, as applicable, equal to £0.001 per Parent Ordinary Share or £0.006 per Parent ADS) (each, an “Adjusted Restricted Stock Unit Equivalent”), granted under one of Parent’s incentive equity plans on substantially similar terms and conditions as were applicable under such Company Restricted Stock Unit immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement, such other administrative or ministerial changes as in the reasonable determination of Parent are appropriate to conform the administration of the Adjusted Restricted Stock Unit Equivalent with other awards under Parent’s equity plans and prevent any distortion in the intended economics of the Company Restricted Stock Units (other than the payment of the applicable exercise price), and except as provided in the following sentence. The number of Parent Ordinary Shares or Parent ADSs subject to the Adjusted Restricted Stock Unit Equivalent shall be equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time multiplied by (ii) the Ordinary Share Exchange Ratio or the Exchange Ratio, as applicable, with any fractional shares rounded down to the nearest whole Parent Ordinary Share or Parent ADS, as applicable. The grant of the Adjusted Restricted Stock Unit Equivalents shall be effected as of the Effective Time, or as soon thereafter as is reasonably practicable, taking into account Parent’s administrative procedures. Each Adjusted Restricted Stock Unit Equivalent may be granted subject to a condition that the grantee must comply with Parent’s and its equity administrator’s practices with respect to grants and acceptance of Parent equity award grants.

(c)            As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”)) shall (i) amend the ESPP, effective immediately such that no additional Offering (as defined in the ESPP) shall be commenced between the date of this Agreement and the Effective Time, (ii) provide that each Offering that would otherwise extend beyond the Effective Time shall have an Exercise Date (as defined in the ESPP) that is no later than seven (7) Business Days prior to the anticipated Effective Time, (iii) provide that each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the ESPP, (iv) provide that the applicable purchase price for shares of Company Common Stock (as a percentage of the fair market value of Company Common Stock) shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (v) provide that no participant in the ESPP may increase his or her rate of payroll deductions used to purchase shares of Company Common Stock under the ESPP after the date of this Agreement (provided that, for the avoidance of doubt, participants shall be entitled to withdraw from the ESPP in accordance with the terms of the ESPP as in effect as of the date of this Agreement), (vi) provide that only participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP after the date of this Agreement, and (vii) provide that the ESPP shall terminate in its entirety as of the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(d)            As of the Effective Time, the Company Equity Plan and ESPP shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any Equity Interest or other interest in respect of the capital stock of the Company shall be cancelled without consideration payable therefor, except to the extent provided in this Section 2.4.

(e)            Prior to the Effective Time, the Company Board (or the appropriate committee of the Company Board) shall adopt such resolutions and shall take such other actions as are required to approve the transactions contemplated by this Section 2.4. Prior to adopting any such resolutions, the Company shall provide Parent with a reasonable opportunity to review and comment upon such resolutions and shall consider any comments from Parent thereon in good faith.

(f)            Parent shall file and cause to be effective as of no later than thirty (30) days following the Closing Date an effective registration statement under the Securities Act on Form S-8 or other applicable form under the Securities Act, relating to Parent Ordinary Shares to be represented by Parent ADSs issuable with respect to all Adjusted Options and Adjusted Restricted Stock Unit Equivalents, and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as such Adjusted Options and Adjusted Restricted Stock Unit Equivalents remain outstanding.

2.5            Withholding. Parent (or, as directed by Parent, the Company or the Surviving Corporation) and any other applicable withholding agent shall be entitled to deduct and withhold, or cause the Exchange Agent (each, a “Withholding Party”) to deduct and withhold, from any consideration deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options or Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under the Code or any provision of applicable Tax Law or under any other applicable legal requirement, other than any amounts in respect of stamp duty in the United Kingdom or stamp duty reserve tax in the United Kingdom , which shall be borne solely by the Parent; provided, however, that other than with respect to (a) any compensatory consideration subject to compensatory withholding, (b) any backup withholding under Section 3406 of the Code, or (c) any withholding as a result of the failure to deliver the certificate required to be delivered under Section 7.2(d) before making any deduction or withholding pursuant to this Section 2.5 a Withholding Party shall use commercially reasonable efforts to give the Company reasonably prompt notice of any anticipated deduction or withholding to provide the Company with sufficient opportunity to provide any forms or other documentation to take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith, at the Company’s sole expense, to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.5. To the extent consideration is so deducted or withheld and the amounts in respect thereof timely remitted to the applicable Governmental Authority, such consideration shall be treated for all purposes under this Agreement as having been made to the person with respect to which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory consideration deliverable pursuant to or as contemplated by this Agreement and subject to compensatory withholding the amounts in respect thereof shall be remitted by the applicable payer to the employer for payment through such employer’s payroll procedure in accordance with applicable Law.

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Documents (as defined below) filed with or furnished to the SEC by the Company and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), in each case, prior to the date of this Agreement (but, in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) prior to the execution of this Agreement, which Company Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1            Organization, Standing and Corporate Power.

(a)            Each of the Company and its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)            Each of the Company and its subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)            The Company has made available to Parent true and complete copies of the Company Charter and by-laws of the Company (together, the “Company Charter Documents”) in each case, as amended to the date of this Agreement. The Company Charter Documents and organizational or governing documents of each of its subsidiaries are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter Documents and none of the Company’s subsidiaries is in violation of any of the provisions of its organizational or governing documents except, in each case, where such failures or violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.2            Corporate Authorization.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to obtaining the Company Stockholder Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and adopted by the Company Board. Except for (i) obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement and the Merger (the “Company Stockholder Approval”) and (ii) filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (clauses (A) and (B) together, the “Bankruptcy and Equity Exception”).

(b)            At a meeting duly called and held, the Company Board, by resolutions duly adopted at such meeting (which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn), has (i) unanimously determined that the terms of the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved, subject to Section 5.3(c), to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby (the “Company Recommendation”) and (iv) has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption.

3.3            Governmental Authorization. Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Securities Act, the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of The Nasdaq Global Select Market (“Nasdaq”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under and compliance with other applicable requirements of any foreign Antitrust Laws, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company does not engage in any activities that would require a mandatory filing pursuant to the United Kingdom’s National Security and Investment Act 2021 (including any related or ancillary regulations) as a result of the transactions contemplated by this Agreement.

3.4            No Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger or the other transactions contemplated hereby, nor compliance by the Company with any of the provisions of this Agreement, shall (a) assuming that the Company Stockholder Approval is obtained, conflict with or violate the Company Charter Documents, (b) assuming that the consents, approvals and filings referred to in Section 3.3 and the Company Stockholder Approval are obtained and made, violate any Restraint or Law applicable to the Company or any of its subsidiaries, or (c) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, or result in the creation of any Lien (other than a Company Permitted Lien) upon the respective properties or assets, of the Company or any of its subsidiaries under, any Company Material Contract, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.5            Capitalization.

(a)            As of the close of business on March 1, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 150,000,000 shares of Company Common Stock, of which 39,244,199 shares were issued and outstanding and no shares were held in the treasury of the Company and (ii) 10,000,000 shares of the Company’s undesignated preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which no shares were issued and outstanding. There are no other classes of capital stock of the Company authorized or issued and outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. All issued and outstanding shares of Company Common Stock are in the form of Book-Entry Shares.

(b)            As of the Capitalization Date, the Company has reserved 10,582,464 shares of Company Common Stock for issuance pursuant to the Company Equity Plans and 583,491 shares of Company Common Stock for issuance pursuant to the ESPP. As of the Capitalization Date, there were outstanding (i) Company Options to acquire 3,606,588 shares of Company Common Stock, (ii) Company Restricted Stock Units with respect to 1,133,815 shares of Company Common Stock and (iii) no shares of Company Common Stock subject to outstanding purchase rights under the ESPP (estimated based on the fair market value of a share of Company Common Stock on such date).

(c)            From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options and the vesting and settlement of Company Restricted Stock Units, in each case, outstanding as of the Capitalization Date under the Company Equity Plans. As of the close of business on the Capitalization Date, other than purchase rights under the ESPP, the Company has not granted any other Equity Interests or any other rights to a third party to acquire capital stock from the Company other than the Company Options and the Company Restricted Stock Units set forth in Section 3.5(c) of the Company Disclosure Letter. Section 3.5(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of each outstanding Company Option and Company Restricted Stock Unit award and, with respect to each, (i) the number of shares of Company Common Stock (vested and unvested) subject to such Company Option or Company Restricted Stock Unit award, as applicable, (ii) status of the Company Option as an incentive stock option within the meaning of Section 422 of the Code, (iii) the name of the holder, (iv) the date of grant, (v) the expiration date and, (vi) where applicable, the exercise price thereof. No Company Option has been granted with a per share exercise price that is less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. Each Company Restricted Stock Unit and Company Option was granted in all material respects in accordance with the terms of the applicable Company Equity Plan and applicable Laws, including Nasdaq listing rules. The Company has the requisite power and authority, in accordance with the Company Equity Plans and the ESPP, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 2.4.

(d)            As of the close of business on the Capitalization Date, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

(e)            As of the date of this Agreement, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Equity Plan, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under the Company Equity Plan or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement and set forth on Section 3.5(e) of the Company Disclosure Letter between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries, (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company is a party, in each case pursuant to which any person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock of the Company (other than under the Company Equity Plans), and (iii) there are no outstanding obligations of the Company to accelerate the vesting of any Equity Interests of the Company under any provision of any Company Equity Plans or any Contract or other agreement evidencing any outstanding Company Options or Company Restricted Stock Units.

(f)            Except for the Company Voting Agreement or as otherwise set forth on Section 3.5(f) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests in the Company.

3.6            Subsidiaries.

(a)            Other than the subsidiaries of the Company, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other Equity Interest or any other capital stock of any person, and there are no silent partnerships, sub-partnerships and/or similar rights with respect to the Company or any subsidiary of the Company.

(b)            All outstanding shares of capital stock, voting securities or other Equity Interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (where such concept is applicable under applicable Law) and all such securities are owned beneficially and of record by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens (other than Company Permitted Liens). As of the date of this Agreement, other than the Company Voting Agreement, there are no outstanding obligations of any subsidiary of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Equity Interests in any subsidiary of the Company.

(c)            There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue, transfer, sell or deliver any shares of capital stock, voting securities or other Equity Interests of any subsidiary of the Company or any securities or obligations convertible into, exchangeable or exercisable for any shares of capital stock, voting securities or other Equity Interests of a subsidiary of the Company or (ii) other options, calls, warrants or other rights, agreements, arrangements or commitments relating to the capital stock, voting securities or other Equity Interests of any subsidiary of the Company to which the Company or any of its subsidiaries is a party.

(d)            Section 3.6(d) of the Company Disclosure Letter sets forth, as of the date hereof, for each of the Company’s subsidiaries and joint ventures: (i) its jurisdiction of organization, (ii) its authorized capital stock or other Equity Interests, (iii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iv) the record owner(s) thereof. Except for the ownership of Equity Interests in the Company’s subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its subsidiaries owns directly or indirectly any Equity Interest in any person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

3.7            SEC Filings and the Sarbanes-Oxley Act.

(a)            All of the reports, statements, schedules, forms and other documents filed or required to be filed by the Company with the SEC (such reports, statements, schedules, forms and other documents filed by the Company and those filed by the Company subsequent to the date hereof, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”) and all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by the Company to the SEC (such reports, statements, schedules, forms and other documents furnished by the Company and those furnished by the Company subsequent to the date hereof, collectively, the “Company Furnished Documents”), in each case in respect of reporting periods commencing on or after January 1, 2020 (including any notice required under Section 13(r) of the Exchange Act) have been timely filed or furnished, as applicable. As of their respective filing dates, such Company SEC Documents and Company Furnished Documents complied, or, if not yet filed or furnished, shall comply, in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of such Company SEC Documents or Company Furnished Documents as of their respective filing dates contained, and no Company SEC Document or Company Furnished Document as of their respective filing date shall contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC in respect of reporting periods commencing on or after January 1, 2020 and relating to such Company SEC Documents and Company Furnished Documents, together with all written responses of the Company thereto, other than such comment letters or responses available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents or Company Furnished Documents. To the knowledge of the Company, as of the date hereof, there are no internal or third party inquiries or investigations regarding accounting practices of the Company or otherwise regarding the Company.

(b)            All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, the “Company Financial Statements”) complied at the time they were filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

(c)            Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or any of its subsidiaries’ published financial statements or any Company SEC Documents.

(d)            Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. Since January 1, 2020 through the date of this Agreement, (i) neither the Company nor any of the Company’s subsidiaries, nor, to the knowledge of the Company, has any director or executive officer of the Company or any of the Company’s subsidiaries received any material complaint, allegation, assertion or claim, that the Company or any of its subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) to the knowledge of the Company, no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)            The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)            The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(g)            Since January 1, 2020, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board.

(h)            The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2020, neither the Company nor any of its subsidiaries has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company. Since January 1, 2020 to the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency or Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its subsidiaries.

3.8            Information Supplied. The information relating to the Company and its subsidiaries in the proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (as defined below) and prospectus relating to the Parent ADSs (or the Parent Ordinary Shares represented thereby) to be offered pursuant to this Agreement and the Merger (such proxy statement and prospectus and any amendment thereof or supplement thereto, the “Proxy Statement/Prospectus”) and the registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall form a part) with respect to the issuance of the Parent ADSs (or the Parent Ordinary Shares represented thereby) in the Merger (such registration statement together with the amendments and supplements thereto, the “Form S-4”) and any other documents filed or furnished with or to the SEC pursuant to the Securities Act or the Exchange Act, in each case in connection with the Merger shall not, on the date the Form S-4 is declared effective (and any amendment or supplement thereto), the date the Proxy Statement/Prospectus is mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement/Prospectus, the Form S-4 or any other document filed or furnished with or to the SEC or pursuant to the Securities Act or Exchange Act based on information supplied by Parent expressly for inclusion therein. The portions of the Proxy Statement/Prospectus relating to the Company shall comply in all material respects with the provisions of the Exchange Act, the Securities Act and the rules and regulations thereunder.

3.9            Absence of Certain Changes. Since December 31, 2021 through the date hereof, the Company and each of its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices in all material respects and there has not been (a) any event, occurrence, development or state of circumstances, facts or condition in such period that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or (b) any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1(b) (other than clauses (ii), (xiii) or (xiv) thereof).

3.10          No Undisclosed Liabilities. Except as disclosed in the Company Financial Statements filed prior to the date hereof and except for liabilities incurred in the ordinary course of business since September 30, 2022, the Company and its subsidiaries do not have any liabilities of any nature, whether accrued, absolute, contingent, direct or indirect that are payable by the Company, or otherwise, required by GAAP to be reflected or reserved against in the Company Financial Statements, other than liabilities that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.11          Compliance with Laws and Court Orders. Since January 1, 2020, the Company and its subsidiaries are and have been in compliance with all Laws applicable to them, any of their properties or other assets or any of their respective businesses or operations, except where any such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened except for any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.12          Material Contracts.

(a)            As of the date of this Agreement, none of the Company, any of its subsidiaries or their respective properties or other assets is a party to or bound by any Contract (other than Company Plans):

(i)            pursuant to which the Company, any of its subsidiaries or any other party thereto has material continuing obligations, rights or interests and including annual payments made by the Company and its subsidiaries of $700,000 or more relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product candidate for which the Company or any of its subsidiaries is currently engaged in research or development, including but not limited to: (A) material manufacture or supply services or material Contracts with contract research organizations for clinical trials-related services; (B) material transfer Contracts for pre-clinical products or clinical products of the Company or any of its subsidiaries with commercial, pharmaceutical or biotechnology companies; (C) Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its subsidiaries or income or revenues related to any clinical product candidate of the Company or any of its subsidiaries; and (D) Contracts pursuant to which the Company has minimum purchase obligations;

(ii)           that contains any non-compete or exclusivity provision or limits, curtails or restricts the ability of the Company or any of its subsidiaries (or which following the consummation of the Merger and the other transactions contemplated hereby would reasonably be expected to limit the ability of the Surviving Corporation) in a manner that is material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted (A) to compete in any line of business, in any geographic area or with any person and (B) to sell to or purchase from any other person or entity;

(iii)          that requires the Company, or any successor to, or acquirer of, the Company, to make any payment to another person, or requires the consent of another person, in each case in connection with a change of control of the Company or gives another person a right to receive or elect to receive a change of control payment;

(iv)          that is a joint venture or partnership agreement or other similar agreement or arrangement;

(v)           for the acquisition, disposition or lease of businesses (whether by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2020;

(vi)          that is a loan or credit agreement, indenture, note or other Contract or instrument relating to or evidencing Indebtedness for borrowed money (including any guarantee thereto) or any Contract pursuant to which Indebtedness for borrowed money may be incurred or guaranteed, including any Contract that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;

(vii)         that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants a Lien on any material property or asset of the Company or any of its subsidiaries, in each case involving annual payments of more than $250,000;

(viii)        that is a Collective Bargaining Agreement (as defined below);

(ix)          that contains any “standstill” or similar agreement to which the Company or any of its subsidiaries has agreed not to acquire assets or securities of another person;

(x)           that is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company;

(xi)          that is a Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a third party which is conducting one or more clinical studies on behalf of the Company or its subsidiaries and is reasonably expected to require payment of more than $700,000 within twelve (12) months prior to or after the date of this Agreement;

(xii)         involves the use or license by the Company or its subsidiaries of any material Software used by the Company or its subsidiaries in the business of the Company as presently conducted (other than non-customized Software subject to shrink-wrap, click-wrap and off-the-shelf or commercially available Software), in each case involving annual payments of more than $200,000;

(xiii)        is an IP Agreement set forth in Section 3.15(h) or 3.15(i) of the Company Disclosure Letter or involves the joint development of products or technology with a third party; or

(xiv)        that is any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(xv)         All Contracts, arrangements, commitments or understandings described in this Section 3.12(a), together with each Company Real Property Lease (as defined below), shall be collectively referred to as the “Company Material Contracts.”

(b)            Except, in each case, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, as of the date hereof, (i) each of the Company Material Contracts is valid, binding and in full force and effect with respect to the Company and its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and enforceable, in all material respects, in accordance with its terms by the Company and its subsidiaries party thereto (subject to the Bankruptcy and Equity Exception); (ii) the Company and each of its subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties; (iii) to the knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (iv) to the knowledge of the Company, no party to any Company Material Contract has given the Company or any of its subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default by the Company under any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. True, unredacted and complete copies of all of the Company Material Contracts have been made available to Parent.

3.13          Litigation. Except as would not have a Company Material Adverse Effect, there is no material complaint, claim, action, charge, suit, arbitration, mediation, investigation or proceeding (each, an “Action”) pending or, to the knowledge of the Company, any Action or investigation pending and not served or threatened, to which the Company or any of its subsidiaries is a party. There are no material outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or binding on the Company or its subsidiaries. There are no internal investigations or internal inquiries that, since January 1, 2020, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

3.14          Properties.

(a)            Neither the Company nor any of its subsidiaries owns or has ever owned any real property.

(b)            Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its subsidiaries as tenant, subtenant or occupant as of the date of this Agreement and material to the business of the Company and its subsidiaries, taken as a whole (collectively, the “Company Leased Real Property”). No Company Leased Real Property is subject to any Lien, including without limitation, any right to the use or occupancy of any Company Leased Real Property, other than Company Permitted Liens. Each Company Real Property Lease constitutes the entire agreement between the parties thereto with respect to the Company Leased Real Property leased thereunder, and is, with respect to the Company or the applicable subsidiary of the Company, a valid and subsisting agreement in full force and effect and constitutes a valid, binding and enforceable obligation of the Company or the applicable subsidiary of the Company, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company has not received any written notice of termination or cancellation of or of a breach or default under any Company Real Property Lease that remains uncured as of the date of this Agreement nor, to the knowledge of the Company, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Company Real Property Lease, or permit the termination or cancellation of any such Company Real Property Lease. With respect to the Company Leased Real Property, Section 3.14(b) of the Company Disclosure Letter also contains a true and complete list as of the date hereof of all agreements under which the Company or any of its subsidiaries is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date hereof and are material to the business of the Company and its subsidiaries, taken as a whole (each a “Company Real Property Lease”). The Company has heretofore made available to Parent true and complete copies of the Company Real Property Leases.

(c)            With respect to each of the Company Leased Real Properties, neither the Company nor any of its subsidiaries has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate contained in the Company Real Property Leases.

(d)            Neither the Company nor any of its subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and the Company has not received written notice threatening any such proceedings, in each case, affecting any material portion of the Company Leased Real Property. Neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding pertaining to or affecting any material portion of the Company Leased Real Property. As of the date hereof, none of the material improvements located on any parcel of Company Leased Real Property that is material to the business of the Company and its subsidiaries, taken as a whole, has been damaged by a fire or other casualty and not been restored and repaired either (i) to substantially the same condition they were in prior to such event or (ii) to a condition necessary for the use of the Company in the ordinary course.

(e)            To the knowledge of the Company, there are no conditions or defects, latent or otherwise, to the Company Leased Real Property that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)            None of the Company’s or its subsidiaries’ current use of the Company Leased Real Property violates any restrictive covenant of record that affects any of the Company Leased Real Property or any applicable Laws, in each case to the extent the same would reasonably be expected to have a Company Material Adverse Effect.

3.15          Intellectual Property.

(a)            The Company or its subsidiaries owns, is licensed under Inbound IP Agreements that are, to the knowledge of the Company, in full force and effect, or otherwise has the right to use all Patents, Trademarks, Trade Secrets, Copyrights and all other Intellectual Property, all registrations of any of the foregoing, or applications therefor, that the Company uses in its respective business as presently conducted or as currently contemplated by the Company to be conducted (collectively, and along with the Company Registered Intellectual Property, the “Company Intellectual Property”). The foregoing representation and warranty shall not be interpreted as a representation and warranty regarding infringement, misappropriation, or other violations of third party Intellectual Property, which is dealt with exclusively in Section 3.15(f). The Company and its subsidiaries possess legally sufficient and enforceable rights pursuant to written agreements to use all Company Intellectual Property not solely owned by the Company or its subsidiaries as such Company Intellectual Property are used in the Company’s business as presently conducted or as currently contemplated by the Company to be conducted, in each case in accordance with the terms of the Inbound IP Agreements. Except as otherwise indicated in Section 3.15(a) of the Company Disclosure Letter, the Company or its subsidiaries is the sole and exclusive owner of all rights, title and interests in and to the Owned Company Intellectual Property, and the Owned Company Intellectual Property, and to the knowledge of the Company, all other Company Intellectual Property, is free and clear of all Liens (other than Company Permitted Liens).

(b)            Section 3.15(b) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all Patents, Trademarks, and registered Copyrights (i) that are owned or purported to be owned by the Company and its subsidiaries, (ii) that are exclusively licensed to the Company or its subsidiaries or (iii) that are non-exclusively licensed to the Company or its subsidiaries and for which the Company or its subsidiaries controls prosecution thereof ((i), (ii) and (iii) are collectively, the “Company Registered Intellectual Property”), indicating for each (as applicable) the name of the current record owner(s), the applicable jurisdiction(s) the application or registration number(s) and the agreement under which the Company receives its license thereunder (if applicable). The Company Registered Intellectual Property owned by the Company or its subsidiaries, and, to the knowledge of the Company, all other Company Registered Intellectual Property is subsisting and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Company Registered Intellectual Property that is denoted by a Governmental Authority as expired, lapsed or abandoned). All Company Registered Intellectual Property which has been issued, granted or registered is, to the Company’s knowledge, valid and enforceable. Section 3.15(b) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all Internet domain names with respect to which the Company or its subsidiaries is the registrant and any social media handles used by or owned by the Company or its subsidiaries.

(c)            Prior to the Closing, the Company shall provide Parent with (i) a schedule of any material Taxes, maintenance fees or actions with respect to Company Registered Intellectual Property, including as necessary for maintaining the Company Registered Intellectual Property in full force and effect, falling due within sixty (60) days of the Closing and (ii) a docket report showing all outstanding deadlines known to the Company for Company Registered Intellectual Property. As of the Effective Time, the Company or the Company’s patent counsel shall have completed the payment or filing of any pending Taxes, fees and actions for Company Registered Intellectual Property for which the Company is responsible for paying and that fall due within thirty (30) days following the Effective Time.

(d)            With respect to Company Registered Intellectual Property, the Company has taken reasonable steps to avoid revocation, cancellation, or lapse or otherwise materially adversely affecting its enforceability, use, or priority. With respect to Company Registered Intellectual Property, to the knowledge of the Company, all duties of disclosure, candor and good faith have been complied with. With respect to the Company Registered Intellectual Property, to the knowledge of the Company, all other material procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects. Assignment documents have been validly executed and filed with relevant Governmental Authorities to the extent necessary to transfer to the Company or its subsidiaries title to any of the Company’s or its subsidiaries owned Company Registered Intellectual Property previously owned by a third party and to record such transfer. To the knowledge of the Company, each of the Company’s or its subsidiaries’ owned Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. The named inventors of each of the Company’s or its subsidiaries’ owned Patents have assigned their rights under the Company’s or its subsidiaries’ owned Patents to the Company or its subsidiaries, respectively. All assignments to the Company or its subsidiaries of the Company Registered Intellectual Property owned by the Company or its subsidiaries, respectively, are, to the knowledge of the Company, valid and enforceable.

(e)            To the knowledge of the Company, since January 1, 2020, no third party has interfered with, infringed upon, misappropriated, diluted, violated, or asserted any competing claim of right to use or own any of the Company Intellectual Property. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or proceeding pending, asserted or threatened in writing against the Company or its subsidiaries concerning the validity, registrability, enforceability, duration, scope, priority, ownership or other violation of any Company Intellectual Property or an exclusively licensed right to use any Company Intellectual Property except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Owned Company Intellectual Property. Since January 1, 2020, neither the Company nor its subsidiaries or its subsidiaries’ respective representatives have sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property.

(f)            To the knowledge of the Company, the conduct of the business of the Company or its subsidiaries, as conducted since January 1, 2020, and as currently contemplated by the Company to be conducted, has not interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of third parties. To the knowledge of the Company, the practice and exploitation of the products, product candidates and Company Intellectual Property, has not interfered with, infringed upon, misappropriated, diluted or otherwise violated, the Intellectual Property of third parties. No claim or action alleging infringement, misappropriation, dilution, or other violation of any third party Intellectual Property is pending or, to the knowledge of the Company, threatened against the Company, its subsidiaries or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or its subsidiaries with respect to such claim or action. Since January 1, 2020, neither the Company nor its subsidiaries has received any written (or to the knowledge of Company, any non-written) charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) from any third party alleging or threatening to allege that the operation of the business of the Company and its subsidiaries as conducted since January 1, 2020, and as contemplated to be conducted, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of such third party (including any invitation to license, any claim that the Company or its subsidiaries must license, or any claim that the Company must refrain from using any Intellectual Property). To the knowledge of the Company, there is no other assertion, threat, claim, complaint, or demand from any third party alleging that the operation of the business of Company and its subsidiaries, or any of the products or services of the Company or its subsidiaries, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of any third party (including any invitation to license, any claim that the Company or its subsidiaries must license, or any claim that the Company must refrain from using Intellectual Property rights).

(g)            All prior art and information known to the Company and its subsidiaries and material to the patentability of the Patents included in the Company Registered Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Company Registered Intellectual Property in accordance with applicable Laws. Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Company Registered Intellectual Property.

(h)            Section 3.15(h) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all agreements under which the Company or its subsidiaries has (i) been granted an exclusive or non-exclusive license under any Intellectual Property from a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including Contracts under which the Company or any of its subsidiaries receives a non-exclusive license from a service provider or consultant to use confidential information or background Intellectual Property of such service provider or consultant solely for the purpose of exploiting deliverables provided by such service provider or consultant), (ii) acquired or agreed to acquire any Intellectual Property from a third party, or (iii) received any option or other right from a third party to obtain a license under or acquire any Intellectual Property (“Inbound IP Agreements”).

(i)            Section 3.15(i) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all agreements under which the Company or its subsidiaries has (i) granted an exclusive or non-exclusive license or covenant not to sue, under any Intellectual Property to a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including Contracts under which the Company provides a limited, non-exclusive license to a service provider or consultant to use confidential information or Intellectual Property of the Company solely for the purpose of providing the applicable services to the Company or any of its subsidiaries thereunder), (ii) assigned or agreed to assign any Intellectual Property to a third party, (iii)  granted any third party an option or other right to obtain any such license, covenant not to sue, or assignment, or (iv) covenanted not to pursue patent protection with respect to any invention or technology (“Outbound IP Agreements” and together with the Inbound IP Agreements, the “IP Agreements”). The Company has provided Parent with true and correct copies of all IP Agreements, and any form of nondisclosure agreement or material transfer agreement used by the Company or its subsidiaries in the ordinary course of business.

(j)            Section 3.15(j) of the Company Disclosure Letter sets forth as of the date hereof all license, collaboration, or other agreements under which the Company owes royalties or other financial obligations to third parties in connection with the sale of Company products and services. Except as set forth in Section 3.15(j) of the Company Disclosure Letter, neither the Company nor its subsidiaries has agreed to, nor has an obligation to pay any third party royalties or payments in connection with the sale of Company products and services.

(k)            After the Closing, the Company and its subsidiaries shall continue to own or have the valid right or enforceable licenses as are sufficient to use all of the Intellectual Property and technology used by the Company and its subsidiaries to the same extent as owned, possessed, utilized and had by the Company prior to the Closing. The execution of, the delivery of, the consummation of the Merger shall not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property, including a third party gaining the right to modify or terminate any IP Agreement, (ii) breach of any IP Agreement, (iii) the release, disclosure or delivery of any under Company Intellectual Property by or to any escrow agent or other person, or (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(l)             To the knowledge of the Company, none of the activities of the employees of the Company or its subsidiaries violates any agreement or arrangement which any such employees have with former employers. All current and former employees and consultants who contributed to the discovery or development of any material Owned Company Intellectual Property did so pursuant to written agreements assigning all rights to such developed subject matter to the Company or its subsidiaries.

(m)           To the knowledge of the Company, each current or former employee, contractor or consultant of the Company or its subsidiaries who has proprietary knowledge of or information relating to material Trade Secrets of the Company or its subsidiaries has executed and delivered to the Company or its subsidiaries an agreement or agreements restricting such person’s right to use and disclose such knowledge or information of the Company or its subsidiaries.

(n)            No settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or its subsidiaries is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of the Company, its subsidiaries or any of its respective employees as presently conducted and as contemplated to be conducted; or (iii) grant third parties any material or exclusive rights (including field and territory-limited rights) under any Company Intellectual Property. After the Closing, no past or present director, officer, employee, consultant or independent contractor of the Company or its subsidiaries shall own (or have any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property.

(o)            The Company and its subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets and other material confidential information that are owned, used or held in confidence by the Company or its subsidiaries, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. No material Trade Secret of the Company or its subsidiaries has been authorized to be disclosed or, to the knowledge of the Company, disclosed to any third party in violation of confidentiality obligations to the Company or its subsidiaries. To the knowledge of the Company, no party to a nondisclosure agreement with the Company or its subsidiaries is in material breach or default thereof.

(p)            No government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the knowledge of the Company, any other Company Intellectual Property.

(q)            Except as has not reasonably expected to have a Company Material Adverse Effect: (i) the Software, hardware, databases, websites, computer equipment, servers, telecommunication systems, networks, interfaces, platforms, systems and other information technology or related infrastructure that are owned, operated, leased, used in or necessary for the conduct of the business of the Company or its subsidiaries, including such information technology or related infrastructure obtained or licensed from a vendor carrying out activities on behalf of the Company or its subsidiaries (collectively, the “Company Systems”) are lawfully owned, leased, or licensed by the Company or its subsidiaries, and are reasonably sufficient for the conduct of their respective businesses as presently conducted, (ii) since January 1, 2020, to the knowledge of the Company, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, and (iii) to the knowledge of the Company, since January 1, 2020, there have not been any material incidents of unauthorized access or other security breaches of the Company Systems, and (iv) to the knowledge of the Company, the Company Systems do not contain any viruses, bugs, vulnerabilities, faults, or other disabling code that could (x) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (y) enable or assist any person to access Company Systems without proper authorization. To the knowledge of the Company, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop-dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt, or erase Software, hardware, or data. To the knowledge of Company, the Company and its subsidiaries are not in breach of any of their Contracts relating to material Company Systems. Since January 1, 2020, the Company and its subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third party system, nor received any notice of intent to conduct any such audit.

3.16          Taxes.

(a)            (i) The Company and each of its subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) the unpaid Taxes of the Company and each of its subsidiaries (A) did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) and (B) shall not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its applicable subsidiaries in filing its Tax Returns.

(b)            Since the date of their most recent consolidated financial statements, the Company and each of its subsidiaries have not (i) incurred any material liability for Taxes other than in the ordinary course of business and (ii) taken any action that may result in tax or increase the excise tax base as described in Section 4501 of the Code, Notice 2023-2 and any subsequent guidance implementing the foregoing.

(c)            Except as would not have a Company Material Adverse Effect, the Company and each of its subsidiaries:

(i)            have materially complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

(ii)           have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return;

(iii)          have no pending or threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Authority) in respect of Taxes or Tax matters to which the Company is a party;

(iv)          are not and have not been a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its subsidiaries or among the Company’s subsidiaries) pursuant to which it may have any obligation to make any payments for Taxes after the Effective Time and have no liability for Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(v)            have no Liens for Taxes upon any property or assets of the Company or any of its subsidiaries, other than Company Permitted Liens described in clause (i) of the definition thereof;

(vi)           have not entered into any “closing agreement” under section 7121 of the Code, or other similar agreement with a Governmental Authority in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its subsidiaries is currently pending with any Governmental Authority, and no such ruling, relief or advice has even been obtained; and

(vii)          do not participate and have not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d)            Each of the Company and its subsidiaries is, and always has been, treated for U.S. federal income Tax purposes as set forth on Section 3.16(d) of the Company Disclosure Letter.

(e)            Within the past five (5) years, neither the Company nor its subsidiaries has distributed shares, stock, membership interests or other form of equity ownership interest of another person, and nor has had its shares, stock, membership interests or other form of equity ownership interest distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, and nor has had property or cash in respect of its shares, stock, membership interests or other form of equity ownership distributed in redemption thereof or otherwise.

3.17         Employee Benefit Plans.

(a)            Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent, as applicable, (i) the plan document (or, with respect to any unwritten Company Plan, a written description thereof), (ii) the most recent annual report (Form 5500) prepared in connection with any such Company Plan, (iii) the most recent determination or opinion letter, if any, from the Internal Revenue Service of the United States (the “IRS”) for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code, (iv) the most recent actuarial or valuation report, (vii) any material communications with any Governmental Authority during the past three (3) years, and (viii) the most recent nondiscrimination testing results.

(b)            Each Company Plan and trust that is intended to be qualified under Section 401(a) of the Code is covered by a currently effective, favorable determination letter, or is established on a pre-approved form of plan document that is covered by a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the knowledge of the Company, (i) no revocation of any such determination, advisory, or opinion letter has been threatened by any Governmental Authority, and (ii) no circumstances exist that could reasonably be expected to result in the loss of such qualified status under Section 401(a) of the Code or material liability to the Company.

(c)            No Company Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has ever sponsored, maintained or contributed (or been required to contribute) to, any employee benefit plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)            Each Company Plan has been established, operated, administered, and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws, including ERISA and the Code. To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in a transaction that could reasonably be expected to subject the Company or any ERISA Affiliate to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e)            Neither the Company nor any of its subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for any retired, former or current employee, officer, director or other service provider of the Company or any of its subsidiaries (or any dependent or beneficiary thereof) except coverage or benefits as required under Section 4980B of the Code or any other applicable Laws at the participant’s sole expense.

(f)            Except as set forth in Section 3.17(f) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall (either alone or together with a termination of employment or other event), (i) entitle any current or former employee, officer, director or other service provider of the Company or any of its subsidiaries to severance pay or any other payment or benefit under any Company Plan, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Plan, (iii) increase the amount payable under any Company Plan or (iv) result in the payment or provision of an “excess parachute payment” (as defined in Section 280G of the Code) to any “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its subsidiaries. No Company Plan or other agreement with any employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(g)            There is no material Action pending against or, to the knowledge of the Company, threatened against, any Company Plan before any Governmental Authority, other than routine claims for benefits. No Company Plan is, or in the past three (3) years has been, the subject of an investigation, examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h)            Each Company Foreign Plan has been registered and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws and in good standing with applicable regulatory authorities. No Company Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

3.18         Employment Matters.

(a)            True and complete information as to the name, current job title, base salary and target bonus for all current employees of the Company and its subsidiaries has been provided to Parent. No current employee of the Company or any of its subsidiaries at the level of Vice President or above, (i) to the knowledge of the Company, given notice of termination of employment or otherwise disclosed specific plans to terminate employment with the Company or any of its subsidiaries within the twelve (12) month period following the date hereof, (ii) is employed under a nonimmigrant work visa or other work authorization that is limited in duration, or (iii) has been the subject of any sexual harassment, sexual assault or sexual discrimination allegations during his or her tenure at the Company or any of its subsidiaries.

(b)            Neither the Company nor any of its subsidiaries is a party to or is bound by, or is currently negotiating, any collective bargaining agreement, labor-related agreement, or other Contract (a “Collective Bargaining Agreement”) with any labor union, works council, or other employee representative body (a “Union”). Neither the Company nor any of its subsidiaries is the subject of an Action asserting that the Company or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act). For the last three (3) years, no Union or group of Company employees has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board, any other Governmental Authority. To the knowledge of the Company, for the past three (3) years, there have been no Union organizing activities with respect to any employees of the Company or any of its subsidiaries. There is no, and for the past three (3) years there has not been, any work slowdown, lockout, work stoppage, picketing, strike, or other material labor dispute or disputes or collective labor action involving the Company or any of its subsidiaries pending or, or to the knowledge of the Company, threatened. No notice, consent or consultation obligations with respect to any employees of the Company or any of its subsidiaries, or any Union, shall be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)            The Company and each of its subsidiaries is, and since January 1, 2020 has been, in material compliance with all applicable Laws and Contracts, relating to employment, employment practices, labor, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as independent contractors or employees, unemployment insurance, collective dismissals, and the Worker Adjustment and Retraining Notification Act (and any applicable similar foreign, state or local Laws).

3.19         Environmental Matters.

(a)            Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i)            to the knowledge of the Company, there is no pending or threatened Environmental Claim regarding the Company or any of its subsidiaries or any property currently, or formerly owned, operated or leased by the Company or its subsidiaries;

(ii)            with respect to real property that is currently leased or operated by the Company and its subsidiaries, and to the knowledge of the Company, with respect to real property that was formerly owned, leased or operated by the Company or its subsidiaries, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination at any location that is reasonably likely to result in an obligation of the Company or any subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law;

(iii)           neither (A) the Company or any subsidiary thereof (B) nor to the knowledge of the Company any entity previously owned by the Company or any subsidiary thereof, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third party location that is reasonably likely to result in an Environmental Claim or Environmental Liability;

(iv)           neither the Company nor any subsidiary thereof has expressly assumed or undertaken responsibility for any liability or obligation of any other person arising under Environmental Laws; and

(v)            to the knowledge of the Company, the Company has made available to Parent environmental site assessments reasonably available and in its possession respecting material environmental conditions at properties currently leased or used by the Company or its subsidiaries.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company and each of its subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

3.20         Regulatory Matters; Compliance.

(a)            Each of the Company and its subsidiaries is, and since January 1, 2020, has been, in material compliance with applicable FDA Laws. Since January 1, 2020, neither the Company nor any of its subsidiaries has received any written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the United States Food and Drug Administration (the “FDA”), alleging potential or actual non-compliance by, or liability of, the Company or any of its subsidiaries under FDA Laws.

(b)            The Company and its subsidiaries hold such licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required under the FDA Laws for the conduct of the business of the Company and its subsidiaries as currently conducted (collectively, the “Company FDA Permits”) and all such Company FDA Permits are in full force and effect. Since January 1, 2020, the Company and its subsidiaries have fulfilled and performed all of their material obligations with respect to the Company FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company FDA Permit. Since January 1, 2020, the Company and its subsidiaries have filed, maintained, or furnished to the FDA or any comparable Governmental Authority all material applications, reports, documents, claims, submissions, and notices required by the Company FDA Permits or under the applicable FDA Laws, including all adverse event reports and clinicaltrials.gov registrations and reports, and all such filings were timely made and were complete and correct in all material respects (or were corrected in or supplemented by a subsequent filing). Since January 1, 2020, neither the Company nor any of its subsidiaries have received any Form FDA 483, warning letter, untitled letter or other written correspondence or notice from the FDA or any comparable Governmental Authority alleging or asserting noncompliance with any Company FDA Permits or FDA Laws. No manufacturing site owned by the Company or its subsidiaries or, to the knowledge of the Company, any of the Company’s or its subsidiaries’ respective contract manufacturers, is, or has been since January 1, 2020, subject to a material shutdown or import or export prohibition imposed by the FDA or another Governmental Authority.

(c)            Since January 1, 2020, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its subsidiaries were and, if still pending, are being conducted in all material respects in accordance with all applicable FDA Laws, including FDA Laws relating to good clinical practices and good laboratory practices. Since January 1, 2020, no clinical studies conducted by or on behalf of the Company or its subsidiaries have been placed on clinical hold, remain on clinical hold or have been terminated or suspended at the request of a Governmental Authority or institutional review board prior to completion, and neither the Company nor, to the knowledge of the Company, any Governmental Authority or institutional review board is considering such action. Since January 1, 2020, neither the Company nor any of its subsidiaries have received any written notice or correspondence from the FDA, any comparable Governmental Authority, institutional review board or clinical investigator alleging any clinical studies conducted by or on behalf of the Company or its subsidiaries are in violation of the FDA Laws.

(d)            Since January 1, 2020, the development, testing, manufacture, packaging, labeling, import, export, advertising, distribution and storage, as applicable, of the Company’s and its subsidiaries’ product candidates has been and is being conducted in material compliance with all applicable FDA Laws, including FDA Laws relating to current good manufacturing practices. Since January 1, 2020, there have been no recalls, investigator notices or other notices of action relating to a material safety concern or alleged lack of regulatory compliance of any of the Company’s or its subsidiaries’ product candidates and, to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require the termination or suspension of the development and testing of any product candidate.

(e)            Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any of its officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority, or (iii) committed any other act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto. Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any of its officers, employees, or agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar Law or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar Law. Neither the Company nor its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

(f)            Since January 1, 2020, neither the Company nor its subsidiaries has marketed, advertised, distributed, sold, or commercialized, or is currently marketing, distributing, selling, or otherwise commercializing, any products or product candidates.

3.21         Healthcare Regulatory; Compliance.

(a)            Each of the Company and its subsidiaries is, and at all times since January 1, 2020, has been, in material compliance with all applicable Healthcare Laws and, as of the date of this Agreement, to the Company’s knowledge there is no Action pending, received by or threatened in writing against the Company or its subsidiaries related to such Healthcare Laws.

(b)            The Company has implemented and has in place a compliance program that is materially consistent with applicable Healthcare Laws and commercially reasonable industry standards.

(c)            To the Company’s knowledge, no person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(d)            Since January 1, 2020, the Company and its subsidiaries have made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the drug product assets of the Company and each of its subsidiaries.

3.22         Insurance.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each insurance policy under which the Company or any of its subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Company Insurance Policies”) is in full force and effect and all related premiums have been paid to date. The Company has made available to Parent all material underwriting information and true, unredacted and complete copies of the Company Insurance Policies.

(b)            The Company Insurance Policies are reasonable and customary in coverage, scope and size of premiums based on the activities of the Company as conducted and as contemplated to be conducted as of the date of this Agreement.

(c)            The Company and its subsidiaries are in compliance with the terms and conditions of the Company Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d)            Neither the Company nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Company Insurance Policy, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy. No material claims insurance claims made by the Company or any of its subsidiaries has been questioned, denied or disputed.

3.23         Anti-Corruption; Global Trade Control Laws.

(a)            Since January 1, 2018, neither the Company, nor its subsidiaries, nor any of the Company’s or its subsidiaries’ respective current or former officers, directors, or, to the knowledge of the Company, any representative acting on behalf of the Company or its subsidiaries, including any of their respective officers, directors, or employees, has violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law, relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”), including by unlawfully directly or indirectly offering, promising, providing, or authorizing the provision of any money, property, contribution, gift, entertainment or other thing of value to any person, so as to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer.

(b)            Neither the Company, nor its subsidiaries, nor, to the knowledge of the Company, any representative acting at the direction of the Company or its subsidiaries (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has received any notice or other written communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) to the knowledge of the Company, is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c)            The Company and its subsidiaries maintain internal controls reasonably designed to promote compliance with the Anti-Corruption Laws.

(d)            Neither the Company, nor its subsidiaries, nor any director, officer or employee of any of the Company or its subsidiaries, is, or since January 1, 2018, has been, (i) a Restricted Party or (ii) majority owned or, to the extent applicable, controlled by a Restricted Party.

(e)            The Company and its subsidiaries are, and since January 1, 2018, have been, in material compliance with all Global Trade Control Laws, which includes possession of and material compliance with all licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.

(f)            Since January 1, 2018, neither the Company nor its subsidiaries has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so, in each case in violation of the Global Trade Control Laws. The Company acknowledges that activities under this Agreement shall not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or governmental entities from or located in a Restricted Market, in each case in violation of the Global Trade Control Laws.

(g)            To the knowledge of the Company, (i) since January 1, 2018, neither the Company nor its subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry of or to the Company or its subsidiaries by any Governmental Authority with respect Global Trade Control Laws is pending or threatened.

3.24         Suppliers. Section 3.24 of the Company Disclosure Letter sets forth the ten (10) largest suppliers (by cost) of the businesses of the Company and its subsidiaries during the twelve months ended December 31, 2022. No such supplier has canceled or otherwise terminated, or, to the knowledge of the Company, overtly threatened to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or its subsidiaries, or has decreased materially its relationship with the Company or its subsidiaries.

3.25         Brokers and Finder’s Fees. Except for Piper Sandler & Co. (the “Company Financial Advisor”), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries. Prior to the date hereof, the Company has made available to Parent an unredacted copy of each engagement letter between the Company and the Company Financial Advisor, pursuant to which the Company Financial Advisor would be entitled to any payment relating to the Merger and any other transactions contemplated by this Agreement.

3.26         Opinion of the Financial Advisor. The Company Financial Advisor has delivered to the Company Board its opinion, dated on or about the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock with the right to receive Parent ADSs in the Merger.

3.27         Antitakeover Laws. The Company Board has duly taken all actions so that no “fair price,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under Laws in the United States (including under the DGCL) or the United Kingdom (collectively, “Takeover Laws”) shall prohibit the execution, delivery or performance of or compliance with this Agreement, the Merger, the Company Voting Agreement, the Parent Voting Agreement or the other transactions contemplated hereby. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

3.28         No Other Representations; No Reliance; Waiver. The Company represents, warrants, acknowledges and agrees that none of Parent, Merger Sub, any of their Affiliates or shareholders or any of their respective Representatives (collectively, the “Parent Related Persons”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its Affiliates or shareholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Merger, the Company Voting Agreement or any of the other transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or any component of the foregoing, or any other forward looking information, of Parent, Merger Sub or any of their Affiliates (including any such projections or forecasts provided or made available to the Company or Company Related Persons in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent and Merger Sub expressly set forth in Section 4 of this Agreement (as qualified by the Parent Disclosure Letter) and any certificate delivered pursuant to Section 7.3(d).

Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as expressly disclosed in the Parent SEC Documents (as defined below) filed with or furnished to the SEC by Parent and publicly available on EDGAR, in each case, prior to the date of this Agreement (but, in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) prior to the execution of this Agreement, which Parent Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1           Organization, Standing and Corporate Power.

(a)            Parent is a public limited company and each of its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b)            Each of Parent and its subsidiaries is duly qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(c)            Parent has made available to the Company true and complete copies of the articles of association of Parent, as amended to the date of this Agreement (the “Parent Charter Documents”). The Parent Charter Documents and organizational or governing documents of each of its subsidiaries are in full force and effect and Parent is not in violation of any of the provisions of the Parent Charter Documents and none of Parent’s subsidiaries is in violation of any of the provisions of its organizational or governing documents except, in each case, where such failures or violations would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. The UK Panel on Takeovers and Mergers has confirmed to Parent that Parent is not subject to the UK City Code on Takeovers and Mergers (the “Takeover Code”) and there have been no subsequent changes in Parent’s circumstances that would result in Parent having its central management and control in the United Kingdom for the purposes of the Takeover Code.

4.2           Corporate Authorization.

(a)            Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to obtaining Parent Shareholder Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized and adopted by the Parent Board and the board of directors of Merger Sub, respectively, subject to obtaining Parent Shareholder Approval (as defined below). Except for (i) obtaining the affirmative vote of a majority of the votes cast by holders of issued Parent Ordinary Shares at a duly convened and held general meeting of Parent at which a quorum is present (A) authorizing the Parent Board (or a duly authorized committee thereof) to allot all Parent Ordinary Shares to be issued in connection with the Merger (to be represented by Parent ADSs) and approving the issuance of Parent Ordinary Shares to be represented by Parent ADSs in connection with the Merger, and (B) any other resolutions required by Law or the rules and regulations of Nasdaq or other listing authority (the “Parent Shareholder Approval”), (ii) obtaining the approval of this Agreement by Parent as the sole stockholder of Merger Sub and (iii) filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against such parties in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception. The Parent Ordinary Shares to be issued in connection with the Merger (and to be represented by Parent ADSs delivered to holders of Company Common Stock) will be issued free from all and any rights of pre-emption to which the members of the Parent may be entitled (whether arising by virtue of the United Kingdom’s Companies Act 2006 or otherwise) and will be allotted in reliance on the exception pursuant to section 565 of the Companies Act 2006.

(b)            At a meeting duly convened and held, the Parent Board, by resolutions duly passed at such meeting (which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn), has (i) unanimously determined that the terms of the Merger and the other transactions contemplated hereby are most likely to promote the success of Parent for the benefit of the Parent’s Shareholders as a whole, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved, subject to Section 5.4(c), to recommend that the Parent Shareholders approve authorization of the Parent Board to allot all Parent Ordinary Shares to be issued in connection with the Merger (the “Parent Recommendation”) and (iv) has directed that issuance of Parent Ordinary Shares represented by Parent ADSs in connection with the Merger be submitted to the Parent Shareholders for approval. The board of directors of Merger Sub has adopted resolutions (A) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub and Parent, as its sole stockholder, (B) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (C) recommending that Parent, as sole stockholder of Merger Sub, approve this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for approval.

4.3           Governmental Authorization. Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Securities Act, the Exchange Act, and any other applicable federal securities Laws, the United Kingdom’s Companies Act 2006 and the United Kingdom’s Financial Services and Markets Act 2000, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of Nasdaq, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under and compliance with other applicable requirements of any foreign Antitrust Laws, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent (having taken legal advice) nor its subsidiaries conduct any business as at the date of this Agreement that falls within the scope of any of the 17 sectors set out in The National Security and Investment Act of 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

4.4           No Conflict. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the Merger or the other transactions contemplated hereby, nor compliance by Parent with any of the provisions of this Agreement, shall (a) assuming that the Parent Shareholder Approval is obtained, conflict with or violate the Parent Charter Documents, (b) assuming that the consents, approvals and filings referred to in Section 4.3 and the Parent Shareholder Approval are obtained and made, violate any Restraint or Law applicable to Parent or any of its subsidiaries, or (c) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, or result in the creation of any Lien (other than a Parent Permitted Lien) upon the respective properties or assets, of Parent or any of its subsidiaries under, any Parent Material Contract, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.5           Capitalization.

(a)            As of the close of business on the Capitalization Date, the issued share capital of Parent consisted of 991,831,158 Parent Ordinary Shares, which include Parent Ordinary Shares underlying outstanding Parent ADSs. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued and fully paid, and such Parent Ordinary Shares are not entitled to preemptive rights, except pursuant to the United Kingdom’s Companies Act 2006.

(b)            As of the Capitalization Date, there were outstanding options to acquire 181,360,901 Parent Ordinary Shares (“Parent Options”).

(c)            From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of Parent Ordinary Shares or any other Equity Interests of Parent other than issuances of Parent Ordinary Shares pursuant to the exercise of Parent Options outstanding as of the Capitalization Date under a Parent Plan. As of the close of business on the Capitalization Date, Parent has not granted any other Equity Interests or any other rights to a third party to acquire Parent Ordinary Shares from Parent or any Parent ADSs, other than Parent Options.

(d)            As of the close of business on the Capitalization Date, no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of Parent Ordinary Shares may vote are issued or outstanding.

(e)            As of the date of this Agreement, (i) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any shares of capital stock of its subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of a Parent Plan, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under a Parent Plan or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement and set forth on Section 4.5(e) of the Parent Disclosure Letter between Parent or any of its subsidiaries and any director or employee of Parent or any of its subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment from Parent based in whole or in part on the stock price performance of Parent or any of its subsidiaries (other than under a Parent Plan) or to cause Parent or any of its subsidiaries to file a registration statement under the Securities Act.

(f)            Except for the Parent Voting Agreement or as otherwise set forth on Section 4.5(f) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of Parent (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any Parent Ordinary Shares or other Equity Interests in Parent, except pursuant to the United Kingdom’s Companies Act 2006.

4.6           Subsidiaries.

(a)            Other than the subsidiaries of Parent, Parent does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other Equity Interest or any other capital stock of any person, and there are no silent partnerships, sub-partnerships and/or similar rights with respect to Parent or any subsidiary of Parent.

(b)            All outstanding shares of capital stock, voting securities or other Equity Interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable (where such concept is applicable under applicable Law) and all such securities are owned beneficially and of record by Parent or another wholly-owned subsidiary of Parent free and clear of all Liens (other than Parent Permitted Liens). As of the date of this Agreement, other than the Parent Voting Agreement, there are no outstanding obligations of any subsidiary of Parent (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Equity Interests in any subsidiary of Parent, except pursuant to the United Kingdom’s Companies Act 2006.

(c)            There are no (i) outstanding options or other rights of any kind which obligate Parent or any of its subsidiaries to issue, transfer, sell or deliver any shares of capital stock, voting securities or other Equity Interests of any subsidiary of Parent or any securities or obligations convertible into, exchangeable or exercisable for any shares of capital stock, voting securities or other Equity Interests of a subsidiary of Parent or (ii) other options, calls, warrants or other rights, agreements, arrangements or commitments relating to the capital stock, voting securities or other Equity Interests of any subsidiary of Parent to which Parent or any of its subsidiaries is a party.

(d)            Section 4.6(d) of the Parent Disclosure Letter sets forth, as of the date hereof, for each of Parent’s subsidiaries and joint ventures: (i) its jurisdiction of organization, (ii) its authorized capital stock or other Equity Interests, (iii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iv) the record owner(s) thereof. Except for the ownership of Equity Interests in Parent’s subsidiaries and investments in marketable securities and cash equivalents, none of Parent or any of its subsidiaries owns directly or indirectly any Equity Interests in any person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its subsidiaries, taken as a whole.

4.7           SEC Filings and the Sarbanes-Oxley Act.

(a)            All of the reports, statements, schedules, forms and other documents filed or required to be filed by Parent with the SEC (such reports, statements, schedules, forms and other documents filed by Parent and those filed by Parent subsequent to the date hereof, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”) and all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by Parent to the SEC (such reports, statements, schedules, forms and other documents furnished by Parent and those furnished by Parent subsequent to the date hereof, collectively, the “Parent Furnished Documents”), in each case in respect of reporting periods commencing on or after January 1, 2020 (including any notice required under Section 13(r) of the Exchange Act) have been timely filed or furnished, as applicable. As of their respective filing dates, such Parent SEC Documents and Parent Furnished Documents complied, or, if not yet filed or furnished, shall comply, in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of such Parent SEC Documents or Parent Furnished Documents as of their respective filing dates contained, and no Parent SEC Document or Parent Furnished Document as of their respective filing date shall contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company copies of all comment letters received by Parent from the SEC in respect of reporting periods commencing on or after January 1, 2020 and relating to such Parent SEC Documents and Parent Furnished Documents, together with all written responses of Parent thereto, other than such comment letters or responses available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to Parent SEC Documents or Parent Furnished Documents. To the knowledge of Parent, as of the date hereof, there are no internal or third party inquiries or investigations regarding accounting practices of Parent or otherwise regarding Parent.

(b)            All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent SEC Documents (together with the related notes and schedules thereto, the “Parent Financial Statements”) complied at the time they were filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

(c)            Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or any of its subsidiaries’ published financial statements or any Parent SEC Documents.

(d)            Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to Parent SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Document, except as disclosed in certifications filed with Parent SEC Documents. Since January 1, 2020 through the date of this Agreement, (i) neither Parent nor any of Parent’s subsidiaries, nor, to the knowledge of Parent, has any director or executive officer of Parent or any of Parent’s subsidiaries, received any material complaint, allegation, assertion or claim, that Parent or any of its subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) to the knowledge of Parent, no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(e)            Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)            Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent has evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(g)            Since January 1, 2020, Parent has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Parent’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board.

(h)            Parent is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2020, neither Parent nor any of its subsidiaries has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of Parent. Since January 1, 2020, to the knowledge of Parent, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency or Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its subsidiaries.

4.8           Information Supplied. The information relating to Parent and its subsidiaries included in the Proxy Statement/Prospectus, the Form S-4, and any other documents filed or furnished with or to the SEC pursuant to the Securities Act or the Exchange Act, in each case in connection with the Merger shall not, on the date the Form S-4 is declared effective (and any amendment or supplement thereto), the date the Proxy Statement/Prospectus is mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made in the Proxy Statement/Prospectus, the Form S-4 or any other document filed or furnished with or to the SEC or pursuant to the Securities Act or the Exchange Act based on information supplied by the Company expressly for inclusion therein. The portions of the Proxy Statement/Prospectus relating to Parent shall comply in all material respects with the provisions of the Exchange Act, the Securities Act and the rules and regulations thereunder. The information included in the Form F-6 shall not, on the date the Form F-6 or any amendments or supplements thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.9           Absence of Certain Changes. Since December 31, 2022 through the date hereof, Parent and each of its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices in all material respects and there has not been (a) any event, occurrence, development or state of circumstances, facts or condition in such period that has had or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect or (b) any action taken by Parent or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 5.2(b) (other than clauses (ii), (xii) or (xiii) thereof).

4.10         No Undisclosed Liabilities. Except as disclosed in the Parent Financial Statements filed prior to the date hereof and except for liabilities incurred in the ordinary course of business since September 30, 2022, Parent and its subsidiaries do not have any liabilities of any nature, whether accrued, absolute, contingent, direct or indirect that are payable by Parent, or otherwise, required by GAAP to be reflected or reserved against in the Parent Financial Statements, other than liabilities that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.11         Compliance with Laws and Court Orders. Since January 1, 2020, Parent and its subsidiaries are and have been in compliance with all Laws applicable to them, any of their properties or other assets or any of their respective businesses or operations, except where any such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no investigation or review by any Governmental Authority with respect to Parent or any of its subsidiaries is pending or threatened except for any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.12         Material Contracts.

(a)            As of the date of this Agreement, none of Parent, any of its subsidiaries or their respective properties or other assets is a party to or bound by any Contract (other than Parent Plans):

(i)            pursuant to which Parent, any of its subsidiaries or any other party thereto has material continuing obligations, rights or interests and including annual payments made by Parent and its subsidiaries of $2,500,000 or more relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product candidate for which Parent or any of its subsidiaries is currently engaged in research or development, including but not limited to: (A) material manufacture or supply services or material Contracts with contract research organizations for clinical trials related services; (B) material transfer Contracts for pre-clinical products or clinical products of Parent or any of its subsidiaries with commercial, pharmaceutical or biotechnology companies; (C) Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or any of its subsidiaries or income or revenues related to any clinical product candidate of Parent or any of its subsidiaries; and (D) Contracts pursuant to which Parent has minimum purchase obligations;

(ii)            that contains any non-compete or exclusivity provision or limits, curtails or restricts the ability of Parent or any of its subsidiaries (or which following the consummation of the Merger and the other transactions contemplated hereby would reasonably be expected to limit the ability of the Surviving Corporation) in a manner that is material to the business of Parent and its subsidiaries, taken as a whole, as currently conducted (A) to compete in any line of business, in any geographic area or with any person and (B) to sell to or purchase from any other person or entity;

(iii)           that requires Parent, or any successor to, or acquirer of, Parent, to make any payment to another person, or requires the consent of another person, in each case in connection with a change of control of Parent or gives another person a right to receive or elect to receive a change of control payment;

(iv)           that is a joint venture or partnership agreement or other similar agreement or arrangement;

(v)            for the acquisition, disposition or lease of businesses (whether by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2020;

(vi)           that is a loan or credit agreement, indenture, note or other Contract or instrument relating to or evidencing Indebtedness for borrowed money (including any guarantee thereto) or any Contract pursuant to which Indebtedness for borrowed money may be incurred or guaranteed, including any Contract that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;

(vii)          that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants a Lien on any material property or asset of Parent or any of its subsidiaries, in each case involving annual payments of more than $750,000;

(viii)         that is a Collective Bargaining Agreement;

(ix)            that contains any “standstill” or similar agreement to which Parent or any of its subsidiaries has agreed not to acquire assets or securities of another person;

(x)             that is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of Parent;

(xi)            that is a Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a third party which is conducting one or more clinical studies on behalf of Parent or its subsidiaries and is reasonably expected to require payment of more than $2,500,000 within twelve (12) months prior to or after the date of this Agreement;

(xii)           involves the use or license by Parent or its subsidiaries of any material Software used by Parent or its subsidiaries in the business of Parent as presently conducted (other than non-customized Software subject to shrink-wrap, click-wrap and off-the-shelf or commercially available Software), in each case involving annual payments of more than $600,000;

(xiii)          is a Parent IP Agreement that involves the joint development of products or technology with a third party; or

(xiv)         that is any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

All Contracts, arrangements, commitments or understandings described in this Section 4.12(a), together with each Parent Real Property Lease (as defined below), shall be collectively referred to as the “Parent Material Contracts.”

(b)            Except, in each case, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its subsidiaries, taken as a whole, as of the date hereof, (i) each of the Parent Material Contracts is valid, binding and in full force and effect with respect to Parent and its subsidiaries party thereto and, to the knowledge of Parent, each other party thereto and enforceable, in all material respects, in accordance with its terms by Parent and its subsidiaries party thereto (subject to the Bankruptcy and Equity Exception); (ii) Parent and each of its subsidiaries has performed all material obligations required to be performed by them under the Parent Material Contracts to which they are parties; (iii) to the knowledge of Parent, each other party to a Parent Material Contract has performed all material obligations required to be performed by it under such Parent Material Contract and (iv) to the knowledge of Parent, no party to any Parent Material Contract has given Parent or any of its subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its subsidiaries, nor, to the knowledge of Parent, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof. Neither Parent nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default by Parent under any Parent Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its subsidiaries, taken as a whole. True, unredacted and complete copies of all of the Parent Material Contracts have been made available to the Company.

4.13         Litigation. Except as would not have a Parent Material Adverse Effect, there is no Action pending or, to the knowledge of Parent, any Action or investigation pending and not served or threatened, to which Parent or any of its subsidiaries is a party. There are no material outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or binding on Parent or its subsidiaries. There are no internal investigations or internal inquiries that, since January 1, 2020, have been conducted by or at the direction of the Parent Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

4.14         Properties.

(a)            Neither Parent nor any of its subsidiaries owns or has ever owned any real property.

(b)            Section 4.14(b) of the Parent Disclosure Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by Parent or any of its subsidiaries as tenant, subtenant or occupant as of the date of this Agreement and material to the business of Parent and its subsidiaries, taken as a whole (collectively, the “Parent Leased Real Property”). No Parent Leased Real Property is subject to any Lien, including without limitation, any right to the use or occupancy of any Parent Leased Real Property, other than Parent Permitted Liens. Each Parent Real Property Lease constitutes the entire agreement between the parties thereto with respect to the Parent Leased Real Property leased thereunder, and is, with respect to Parent or the applicable subsidiary of Parent, a valid and subsisting agreement in full force and effect and constitutes a valid, binding and enforceable obligation of Parent or the applicable subsidiary of Parent, subject to the Bankruptcy and Equity Exception. As of the date hereof, Parent has not received any written notice of termination or cancellation of or of a breach or default under any Parent Real Property Lease that remains uncured as of the date of this Agreement nor, to the knowledge of Parent, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Parent Real Property Lease, or permit the termination or cancellation of any such Parent Real Property Lease. With respect to the Parent Leased Real Property, Section 4.14(b) of the Parent Disclosure Letter also contains a true and complete list as of the date hereof of all agreements under which Parent or any of its subsidiaries is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date hereof and are material to the business of Parent and its subsidiaries, taken as a whole (each a “Parent Real Property Lease”). Parent has heretofore made available to the Company true and complete copies of the Parent Real Property Leases.

(c)            With respect to each of the Parent Leased Real Properties, neither Parent nor any of its subsidiaries has exercised or given any notice of exercise of any option of right of first offer or right of first refusal to purchase, expand, renew or terminate contained in the Parent Real Property Leases.

(d)            Neither Parent nor any of its subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and Parent has not received written notice threatening any such proceedings, in each case, affecting any material portion of the Parent Leased Real Property. Neither Parent nor any of its subsidiaries has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding pertaining to or affecting any material portion of the Parent Leased Real Property. As of the date hereof, none of the material improvements located on any parcel of Parent Leased Real Property that is material to the business of Parent and its subsidiaries, taken as a whole, has been damaged by a fire or other casualty and not been restored and repaired either (i) to substantially the same condition they were in prior to such event or (ii) to a condition necessary for the use of Parent in the ordinary course.

(e)            To the knowledge of Parent, there are no conditions or defects, latent or otherwise, to the Parent Leased Real Property that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f)            None of Parent’s or its subsidiaries’ current use of the Parent Leased Real Property violates any restrictive covenant of record that affects any of the Parent Leased Real Property or any applicable Laws, in each case to the extent the same would reasonably be expected to have a Parent Material Adverse Effect.

4.15         Intellectual Property.

(a)            Parent or its subsidiaries owns, is licensed under Parent Inbound IP Agreements that are, to the knowledge of Parent, in full force and effect, or otherwise has the right to use all Patents, Trademarks, Trade Secrets, Copyrights and all other Intellectual Property, all registrations of any of the foregoing, or applications therefor, that Parent uses in its respective business as presently conducted or as currently contemplated by Parent to be conducted (collectively, and along with the Parent Registered Intellectual Property, the “Parent Intellectual Property”). The foregoing representation and warranty shall not be interpreted as a representation and warranty regarding infringement, misappropriation, or other violations of third-party Intellectual Property, which is dealt with exclusively in Section 4.15(e). Parent and its subsidiaries possess legally sufficient and enforceable rights pursuant to written agreements to use all Parent Intellectual Property not solely owned by Parent or its subsidiaries as such Parent Intellectual Property are used in Parent’s business as presently conducted or as currently contemplated by Parent to be conducted, in each case in accordance with the terms of the Parent Inbound IP Agreements. Parent or its subsidiaries is the sole and exclusive owner of all rights, title and interests in and to the Owned Parent Intellectual Property, and the Owned Parent Intellectual Property, and to the knowledge of Parent, all other Parent Intellectual Property, is free and clear of all Liens (other than Parent Permitted Liens).

(b)            Section 4.15(b) of the Parent Disclosure Letter sets forth as of the date hereof a true and complete list of all Patents, Trademarks and registered Copyrights that are owned or purported to be owned by Parent and its subsidiaries. The Parent Registered Intellectual Property owned by Parent, and to the knowledge of Parent, all other Parent Registered Intellectual Property is subsisting and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Parent Registered Intellectual Property that is denoted by a Governmental Authority as expired, lapsed or abandoned). All Parent Registered Intellectual Property which has been issued, granted or registered is, to Parent’s knowledge, valid and enforceable.

(c)            With respect to Parent Registered Intellectual Property, Parent has taken reasonable steps to avoid revocation, cancellation, or lapse or otherwise materially adversely affecting its enforceability, use, or priority. With respect to Parent Registered Intellectual Property, to the knowledge of Parent, all duties of disclosure, candor and good faith have been complied with. With respect to the Parent Registered Intellectual Property, to the knowledge of Parent, all other material procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects. Assignment documents have been validly executed and filed with relevant Governmental Authorities to the extent necessary to transfer to Parent or its subsidiaries title to any of Parent’s or its subsidiaries owned Parent Registered Intellectual Property previously owned by a third party and to record such transfer. To the knowledge of Parent, each of Parent’s or its subsidiaries’ owned Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. The named inventors of each of Parent’s or its subsidiaries’ owned Patents have assigned their rights under Parent’s or its subsidiaries’ owned Patents to Parent or its subsidiaries, respectively. All assignments to Parent or its subsidiaries of the Parent Registered Intellectual Property owned by Parent or its subsidiaries, respectively, are, to the knowledge of Parent, valid and enforceable.

(d)            To the knowledge of Parent, since January 1, 2020, no third party has interfered with, infringed upon, misappropriated, diluted, violated, or asserted any competing claim of right to use or own any of the Parent Intellectual Property. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or proceeding pending, asserted or threatened in writing against Parent or its subsidiaries concerning the validity, registrability, enforceability, duration, scope, priority, ownership or other violation of any Parent Intellectual Property or an exclusively licensed right to use any Parent Intellectual Property except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Owned Parent Intellectual Property. Since January 1, 2020, neither Parent nor its subsidiaries or its subsidiaries’ respective representatives have sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Parent Intellectual Property.

(e)            To the knowledge of Parent, the conduct of the business of Parent or its subsidiaries, as conducted since January 1, 2020, and as currently contemplated by Parent to be conducted, has not interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of third parties. To the knowledge of Parent, the practice and exploitation of the products, product candidates and Parent Intellectual Property, has not interfered with, infringed upon, misappropriated, diluted or otherwise violated, the Intellectual Property of third parties. No claim or action alleging infringement, misappropriation, dilution, or other violation of any third party Intellectual Property is pending or, to the knowledge of Parent, threatened against Parent, its subsidiaries or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by Parent or its subsidiaries with respect to such claim or action. Since January 1, 2020, neither Parent nor its subsidiaries has received any written (or to the knowledge of Parent, any non-written) charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) from any third party alleging or threatening to allege that the operation of the business of Parent and its subsidiaries as conducted since January 1, 2020, and as contemplated to be conducted, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of such third party (including any invitation to license, any claim that Parent or its subsidiaries must license, or any claim that Parent must refrain from using any Intellectual Property). To the knowledge of Parent, there is no other assertion, threat, claim, complaint, or demand from any third party alleging that the operation of the business of Parent and its subsidiaries, or any of the products or services of Parent or its subsidiaries, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of any third party (including any invitation to license, any claim that Parent or its subsidiaries must license, or any claim that Parent must refrain from using Intellectual Property rights).

(f)            All prior art and information known to Parent and its subsidiaries and material to the patentability of the Patents included in the Parent Registered Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Parent Registered Intellectual Property in accordance with applicable Laws. Neither Parent nor its subsidiaries nor, to the knowledge of Parent, any other person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Parent Registered Intellectual Property.

(g)            Neither Parent nor its subsidiaries has agreed to, nor has an obligation to pay any third party royalties or payments in connection with the sale of Parent products and services.

(h)            After the Closing, Parent and its subsidiaries shall continue to own or have the valid right or enforceable licenses as are sufficient to use all of the Intellectual Property and technology used by Parent and its subsidiaries to the same extent as owned, possessed, utilized and had by Parent prior to the Closing. The execution of, the delivery of, the consummation of the Merger shall not result in any: (i) loss, encumbrance on, or impairment of any Parent Intellectual Property, including a third party gaining the right to modify or terminate any Parent IP Agreement, (ii) breach of any Parent IP Agreement, (iii) the release, disclosure or delivery of any Parent Intellectual Property by or to any escrow agent or other person, or (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Parent Intellectual Property.

(i)            To the knowledge of Parent, none of the activities of the employees of Parent or its subsidiaries violates any agreement or arrangement which any such employees have with former employers. All current and former employees and consultants who contributed to the discovery or development of any material Owned Parent Intellectual Property did so pursuant to written agreements assigning all rights to such developed subject matter to Parent or its subsidiaries.

(j)            To the knowledge of Parent, each current or former employee, contractor or consultant of Parent or its subsidiaries who has proprietary knowledge of or information relating to material Trade Secrets of Parent or its subsidiaries has executed and delivered to Parent or its subsidiaries an agreement or agreements restricting such person’s right to use and disclose such knowledge or information of Parent or its subsidiaries.

(k)            No settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which Parent or its subsidiaries is party: (i) restrict the use, exploitation, assertion or enforcement of any Parent Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of Parent, its subsidiaries or any of its respective employees as presently conducted and as contemplated to be conducted; or (iii) grant third parties any material or exclusive rights (including field and territory-limited rights) under any Parent Intellectual Property. After the Closing, no past or present director, officer, employee, consultant or independent contractor of Parent or its subsidiaries shall own (or have any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Parent Intellectual Property or, to the knowledge of Parent, any other Parent Intellectual Property.

(l)            Parent and its subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets and other material confidential information that are owned, used or held in confidence by Parent or its subsidiaries, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. No material Trade Secret of Parent or its subsidiaries has been authorized to be disclosed or, to the knowledge of Parent, disclosed to any third party in violation of confidentiality obligations to Parent or its subsidiaries. To the knowledge of Parent, no party to a nondisclosure agreement with Parent or its subsidiaries is in material breach or default thereof.

(m)            No government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Parent Intellectual Property, or, to the knowledge of Parent, any other Parent Intellectual Property.

(n)            Except as has not reasonably expected to have a Parent Material Adverse Effect: (i) the Software, hardware, databases, websites, computer equipment, servers, telecommunication systems, networks, interfaces, platforms, systems and other information technology or related infrastructure that are owned, operated, leased, used in or necessary for the conduct of the business of Parent or its subsidiaries, including such information technology or related infrastructure obtained or licensed from a vendor carrying out activities on behalf of Parent or its subsidiaries (collectively, the “Parent Systems”) are lawfully owned, leased, or licensed by Parent or its subsidiaries, and are reasonably sufficient for the conduct of their respective businesses as presently conducted, (ii) since January 1, 2020, to the knowledge of Parent, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Parent Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Parent Systems or the conduct of the business of Parent as presently conducted, and (iii) to the knowledge of Parent, since January 1, 2020, there have not been any material incidents of unauthorized access or other security breaches of the Parent Systems, and (iv) to the knowledge of Parent, the Parent Systems do not contain any viruses, bugs, vulnerabilities, faults, or other disabling code that could (x) significantly disrupt or adversely affect the functionality or integrity of any Parent System, or (y) enable or assist any person to access Parent Systems without proper authorization. To the knowledge of Parent, the Parent Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop-dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt, or erase Software, hardware, or data. To the knowledge of Parent, Parent and its subsidiaries are not in breach of any of their Contracts relating to material Parent Systems. Since January 1, 2020, Parent and its subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third party system, nor received any notice of intent to conduct any such audit.

4.16         Taxes.

(a)            (i) Parent, Merger Sub and each of their subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) the unpaid Taxes of Parent and each of their subsidiaries (A) did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) and (B) shall not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent, Merger Sub and their applicable subsidiaries in filing its Tax Returns.

(b)            Since the date of their most recent consolidated financial statements, Parent and each of its subsidiaries have not incurred any material liability for Taxes other than in the ordinary course of business.

(c)            Except as would not have a Parent Material Adverse Effect, Parent, Merger Sub and each of their subsidiaries:

(i)             have materially complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

(ii)            have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return;

(iii)           have no pending or threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Authority) in respect of Taxes or Tax matters to which Parent or Merger Sub is a party;

(iv)           are not and have not been a party to any Tax Sharing Agreement (other than an agreement exclusively between or among Parent and its subsidiaries or among Parent’s subsidiaries) pursuant to which it may have any obligation to make any payments for Taxes after the Effective Time and have no liability for Taxes of any person (other than Parent or any of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(v)            have no Liens for Taxes upon any property or assets of Parent or any of its subsidiaries, other than Parent Permitted Liens described in clause (i) of the definition thereof;

(vi)           have not entered into any “closing agreement” under section 7121 of the Code, or other similar agreement with a Governmental Authority in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of Parent, Merger Sub or any of their subsidiaries is currently pending with any Governmental Authority, and no such ruling, relief or advice has even been obtained; and

(vii)          do not participate and have not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d)            Each of Parent, Merger Sub and each of their subsidiaries is, and always has been, treated for U.S. federal income Tax purposes as set forth on Section 4.16(d) of the Parent Disclosure Letter.

4.17         Employee Benefit Plans.

(a)            With respect to each material Parent Plan, Parent has made available to the Company, as applicable, (i) the plan document (or, with respect to any unwritten Parent Plan, a written description thereof), (ii) the most recent annual report (Form 5500) prepared in connection with any such Parent Plan, (iii) the most recent determination or opinion letter, if any, from the IRS for any Parent Plan that is intended to qualify pursuant to Section 401(a) of the Code, (iv) the most recent actuarial or valuation report, (vii) any material communications with any Governmental Authority during the past three (3) years, and (viii) the most recent nondiscrimination testing results.

(b)            Each Parent Plan and trust that is intended to be qualified under Section 401(a) of the Code is covered by a currently effective, favorable determination letter, or is established on a pre-approved form of plan document that is covered by a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the knowledge of Parent, (i) no revocation of any such determination, advisory, or opinion letter has been threatened by any Governmental Authority, and (ii) no circumstances exist that could reasonably be expected to result in the loss of such qualified status under Section 401(a) of the Code or material liability to Parent.

(c)            No Parent Plan is, and neither Parent nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has ever sponsored, maintained or contributed (or been required to contribute) to, any employee benefit plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)            Each Parent Plan has been established, operated, administered, and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws, including ERISA and the Code. To the knowledge of Parent, neither Parent nor any of its ERISA Affiliates has engaged in a transaction that could reasonably be expected to subject Parent or any ERISA Affiliate to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e)            Neither Parent nor any of its subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for any retired, former or current employee, officer, director or other service provider of Parent or any of its subsidiaries (or any dependent or beneficiary thereof) except coverage or benefits as required under Section 4980B of the Code or any other applicable Laws at the participant’s sole expense.

(f)            There is no material Action pending against or, to the knowledge of Parent, threatened against, any Parent Plan before any Governmental Authority, other than routine claims for benefits. No Parent Plan is, or in the past three (3) years has been, the subject of an investigation, examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(g)            Each Parent Foreign Plan has been registered and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws and in good standing with applicable regulatory authorities. No Parent Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

4.18         Employment Matters.

(a)            Neither Parent nor any of its subsidiaries is a party to or is bound by, or is currently negotiating, any Collective Bargaining Agreement with any Union. Neither Parent nor any of its subsidiaries is the subject of an Action asserting that Parent or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act). For the last three (3) years, no Union or group of Parent employees has made a pending demand for recognition or certification, and, to the knowledge of Parent, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board, any other Governmental Authority. To the knowledge of Parent, for the past three (3) years, there have been no Union organizing activities with respect to any employees of Parent or any of its subsidiaries. There is no, and for the past three (3) years there has not been, any work slowdown, lockout, work stoppage, picketing, strike, or other material labor dispute or disputes or collective labor action involving Parent or any of its subsidiaries pending or, or to the knowledge of Parent, threatened.

(b)            Parent and each of its subsidiaries is, and since January 1, 2020 has been, in material compliance with all applicable Laws and Contracts, relating to employment, employment practices, labor, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as independent contractors or employees, unemployment insurance, collective dismissals, and the Worker Adjustment and Retraining Notification Act (and any applicable similar foreign, state or local Laws).

4.19         Environmental Matters.

(a)            Except as would not be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i)             to the knowledge of Parent, there is no pending or threatened Environmental Claim regarding Parent or any of its subsidiaries or any property currently, or formerly owned, operated or leased by Parent or its subsidiaries;

(ii)            with respect to real property that is currently leased or operated by Parent and its subsidiaries, and to the knowledge of Parent, with respect to real property that was formerly owned, leased or operated by Parent or its subsidiaries, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination at any location that is reasonably likely to result in an obligation of Parent or any subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law;

(iii)           neither (A) Parent or any subsidiary thereof (B) nor to the knowledge of Parent any entity previously owned by Parent or any subsidiary thereof, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third party location that is reasonably likely to result in an Environmental Claim or Environmental Liability;

(iv)           neither Parent nor any subsidiary thereof has expressly assumed or undertaken responsibility for any liability or obligation of any other person arising under Environmental Laws; and

(v)            to the knowledge of Parent, Parent has made available to the Company environmental site assessments reasonably available and in its possession respecting material environmental conditions at properties currently leased or used by Parent or its subsidiaries.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the knowledge of Parent, Parent and each of its subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

4.20         Regulatory Matters; Compliance.

(a)            Each of Parent and its subsidiaries is, and since January 1, 2020, has been, in material compliance with applicable FDA Laws. Since January 1, 2020, neither Parent nor any of its subsidiaries has received any written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging potential or actual non-compliance by, or liability of, Parent or any of its subsidiaries under FDA Laws.

(b)            Parent and its subsidiaries hold such licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required under the FDA Laws for the conduct of the business of Parent and its subsidiaries as currently conducted (collectively, the “Parent FDA Permits”) and all such Parent FDA Permits are in full force and effect. Since January 1, 2020, Parent and its subsidiaries have fulfilled and performed all of their material obligations with respect to the Parent FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Parent FDA Permit. Since January 1, 2020, Parent and its subsidiaries have filed, maintained, or furnished to the FDA or any comparable Governmental Authority all material applications, reports, documents, claims, submissions, and notices required by the Parent FDA Permits or under the applicable FDA Laws, including all adverse event reports and clinicaltrials.gov registrations and reports, and all such filings were timely made and were complete and correct in all material respects (or were corrected in or supplemented by a subsequent filing). Since January 1, 2020, neither Parent nor any of its subsidiaries have received any Form FDA 483, warning letter, untitled letter or other written correspondence or notice from the FDA or any comparable Governmental Authority alleging or asserting noncompliance with any Parent FDA Permits or FDA Laws. No manufacturing site owned by Parent or its subsidiaries or, to the knowledge of Parent, any of Parent’s or its subsidiaries’ respective contract manufacturers, is, or has been since January 1, 2020, subject to a material shutdown or import or export prohibition imposed by the FDA or another Governmental Authority.

(c)            Since January 1, 2020, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by Parent or its subsidiaries were and, if still pending, are being conducted in all material respects in accordance with all applicable FDA Laws, including FDA Laws relating to good clinical practices and good laboratory practices. Since January 1, 2020, no clinical studies conducted by or on behalf of Parent or its subsidiaries have been placed on clinical hold, remain on clinical hold or have been terminated or suspended at the request of a Governmental Authority or institutional review board prior to completion, and neither Parent nor, to the knowledge of Parent, any Governmental Authority or institutional review board is considering such action. Since January 1, 2020, neither Parent nor any of its subsidiaries have received any written notice or correspondence from the FDA, any comparable Governmental Authority, institutional review board or clinical investigator alleging any clinical studies conducted by or on behalf of Parent or its subsidiaries are in violation of the FDA Laws.

(d)            Since January 1, 2020, the development, testing, manufacture, packaging, labeling, import, export, advertising, distribution and storage, as applicable, of Parent’s and its subsidiaries’ product candidates has been and is being conducted in material compliance with all applicable FDA Laws, including FDA Laws relating to current good manufacturing practices. Since January 1, 2020, there have been no recalls, investigator notices or other notices of action relating to a material safety concern or alleged lack of regulatory compliance of any of Parent’s or its subsidiaries’ product candidates and, to the knowledge of Parent, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require the termination or suspension of the development and testing of any product candidate.

(e)            Neither Parent nor its subsidiaries nor, to the knowledge of Parent, any of its officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority, or (iii) committed any other act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto. Neither Parent nor its subsidiaries nor, to the knowledge of Parent, any of its officers, employees, or agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar Law or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar Law. Neither Parent nor its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

(f)            Since January 1, 2020, neither Parent nor its subsidiaries has marketed, advertised, distributed, sold, or commercialized, or is currently marketing, distributing, selling, or otherwise commercializing, any products or product candidates.

4.21         Healthcare Regulatory; Compliance.

(a)            Each of Parent and its subsidiaries is, and at all times since January 1, 2020, has been, in material compliance with all applicable Healthcare Laws and, as of the date of this Agreement, to Parent’s knowledge, there is no Action pending, received by or threatened in writing against Parent or its subsidiaries related to such Healthcare Laws.

(b)            Parent has implemented and has in place a compliance program that is materially consistent with applicable Healthcare Laws and commercially reasonable industry standards.

(c)            To Parent’s knowledge, no person has filed against Parent an action relating to Parent under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(d)            Since January 1, 2020, Parent and its subsidiaries have made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the drug product assets of Parent and each of its subsidiaries.

4.22         Insurance.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each insurance policy under which Parent or any of its subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Parent Insurance Policies”) is in full force and effect and all related premiums have been paid to date.

(b)            The Parent Insurance Policies are reasonable and customary in coverage, scope and size of premiums based on the activities of Parent as conducted and as contemplated to be conducted as of the date of this Agreement.

(c)            Parent and its subsidiaries are in compliance with the terms and conditions of the Parent Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(d)            Neither Parent nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Parent Insurance Policy, and, to the knowledge of Parent, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy. No material claims insurance claims made by Parent or any of its subsidiaries has been questioned, denied or disputed.

4.23         Anti-Corruption; Global Trade Control Laws.

(a)            Since January 1, 2018, neither Parent, nor its subsidiaries, nor any of Parent’s or its subsidiaries’ respective current or former officers, directors, or, to the knowledge of Parent, any representative acting on behalf of Parent or its subsidiaries, including any of their respective officers, directors, or employees, has violated, to the extent applicable, any Anti-Corruption Laws, including by unlawfully directly or indirectly offering, promising, providing, or authorizing the provision of any money, property, contribution, gift, entertainment or other thing of value to any person, so as to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer.

(b)            Neither Parent, nor its subsidiaries, nor, to the knowledge of Parent, any representative acting at the direction of Parent or its subsidiaries (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has received any notice or other written communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) to the knowledge of Parent, is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c)            Parent and its subsidiaries maintain internal controls reasonably designed to promote compliance with the Anti-Corruption Laws.

(d)            Neither Parent, nor its subsidiaries, nor any director, officer or employee of any of Parent or its subsidiaries, is, or since January 1, 2018, has been, (i) a Restricted Party or (ii) majority owned or, to the extent applicable, controlled by a Restricted Party.

(e)            Parent and its subsidiaries are, and since January 1, 2018, have been, in material compliance with all Global Trade Control Laws, which includes possession of and material compliance with all licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.

(f)            Since January 1, 2018, neither Parent nor its subsidiaries has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so, in each case in violation of the Global Trade Control Laws. Parent acknowledges that activities under this Agreement shall not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or governmental entities from or located in a Restricted Market, in each case in violation of the Global Trade Control Laws.

(g)            To the knowledge of Parent, (i) since January 1, 2018, neither Parent nor its subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry of or to Parent or its subsidiaries by any Governmental Authority with respect Global Trade Control Laws is pending or threatened.

4.24         Brokers and Finder’s Fees. Except for Cowen and Company, LLC (the “Parent Financial Advisor”), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

4.25         Opinion of the Financial Advisor. The Parent Board has received an opinion from the Parent Financial Advisor to the effect that, as of the date of such opinion and based on and subject to the various factors, qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

4.26         Antitakeover Laws. The Parent Board has duly taken all actions so that no Takeover Laws shall prohibit the execution, delivery or performance of or compliance with this Agreement, the Merger, the Company Voting Agreement, the Parent Voting Agreement, or the other transactions contemplated hereby. Parent has no “rights plan”, “rights agreement” or “poison pill” in effect.

4.27         Ownership and Operations of Merger Sub. Parent owns, and at the Effective Time shall own, beneficially and of record, all of the outstanding capital stock of Merger Sub indirectly through two or more of its wholly-owned subsidiaries. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.

4.28         Ownership of Company Common Stock. Except as contemplated by this Agreement, none of Parent or any of its subsidiaries directly or indirectly owns, and at all times for the past three (3) years, none of Parent or any of its subsidiaries has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, Contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock, other than by virtue of the Company Voting Agreement.

4.29         Investment Company Act. Neither Parent nor any of its subsidiaries is an “investment company” within the meaning of the Investment Companies Act of 1940, as amended.

4.30         No Other Representations; No Reliance; Waiver. Each of Parent and Merger Sub represents, warrants, acknowledges and agrees that none of the Company Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Parent Related Persons or any other person in connection with this Agreement, the Merger, the Parent Voting Agreement or any of the other transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or any component of the foregoing, or any other forward looking information, of the Company or any of its Affiliates (including any such projections or forecasts provided or made available to Parent and Merger Sub or Parent Related Persons in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than the representations and warranties of the Company expressly set forth in Section 3 of this Agreement (as qualified by the Company Disclosure Letter) and any certificate delivered pursuant to Section 7.2(e).

Section 5

COVENANTS AND AGREEMENTS

5.1           Conduct of the Company’s Business.

(a)            The Company covenants and agrees as to itself and its direct or indirect subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, except (i) as required or specifically permitted by any other provision of this Agreement (or as expressly set forth in Section 5.1(a) of the Company Disclosure Letter), (ii) as required by applicable Law or (iii) with Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its direct and indirect subsidiaries shall conduct their respective businesses in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, use their commercially reasonable efforts to (A) preserve their material assets and pay their Indebtedness and Taxes when due, subject to good faith disputes over such Indebtedness and Taxes, (B) keep in effect casualty, product liability, workers’ compensation, property damage, business interruption and other insurance policies in coverage amounts substantially similar to those in effect on the date of this Agreement, (C) preserve the Company’s business organization and maintain its existing relations and goodwill with suppliers, distributors, creditors, lessors, consultants, regulators and material business partners, and (D) preserve and protect the material Company Intellectual Property.

(b)            Negative Covenants Pending Closing. Except as required or specifically permitted by this Agreement (or as expressly set forth in Section 5.1(b) of the Company Disclosure Letter) or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, conditioned, or delayed), neither the Company nor any of its direct or indirect subsidiaries shall or may:

(i)            amend the Company Charter Documents or the organizational or governing documents of any of the Company’s subsidiaries;

(ii)            except with respect to compensatory equity grant issuances made to new hires of the Company or its subsidiaries of a level lower than Vice President in the ordinary course of business consistent with past practice, (A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other Equity Interest of the Company or any of its direct or indirect subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, in each case to or in favor of a person other than the Company or a wholly owned subsidiary of the Company, provided that the Company may issue shares of Company Common Stock solely upon the exercise or settlement of Company Options and Company Restricted Stock Units and purchase rights under the ESPP that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (B) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Company Securities, except in connection with the exercise or settlement of Company Options and Company Restricted Stock Units that are outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement; (C) adjust, split, combine, subdivide or reclassify any Company Securities; (D) enter into, amend or waive any of the rights under any Contract with respect to the sale or repurchase of any Company Securities; or (E) except as expressly required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under any agreement evidencing any outstanding Company Options, Company Restricted Stock Units or purchase rights under the ESPP;

(iii)            directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof (other than in accordance with Section 5.1(b)(xviii)) or the purchase (including by license, collaboration or joint development agreement) directly or indirectly of any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with the Company’s past practice), if the aggregate amount of all consideration to be paid or transferred by the Company and its subsidiaries in connection with all such transactions (including the assumption of liabilities) would reasonably be expected to exceed $250,000;

(iv)            except as set forth on Section 5.1(b)(iv) of the Company Disclosure Letter, sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Company Permitted Lien) any properties, rights or assets (including securities of the Company and its subsidiaries and the Company Intellectual Property) with a fair market value in excess of $100,000 individually or $250,000 in the aggregate, except (A) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(b)(iv) of the Company Disclosure Letter, (B) transfers among the Company and its wholly-owned subsidiaries in the ordinary course of business consistent with past practices or (C) dispositions of obsolete assets or expired inventory;

(v)            incur, create, assume or otherwise become liable for any Indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, in amounts in excess of $250,000 in the aggregate, except for (A) Indebtedness among the Company and any of its wholly-owned subsidiaries, (B) letters of credit issued in the ordinary course of business and (C) trade credit or trade payables in the ordinary course of business;

(vi)           declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Common Stock, Company Preferred Stock or Equity Interests of any non-wholly owned subsidiary of the Company;

(vii)          other than as required by applicable Law or the terms of a Company Plan, (A) increase the compensation or benefits (including severance benefits) of any current or former employees, officers, directors or other service providers of the Company or its subsidiaries, other than an increase in the salary or wages of any employee of the Company or its subsidiaries at a level lower than the Vice President level in the ordinary course of business consistent with past practice and in an amount not to exceed $150,000 in the aggregate; (B) make any new equity or equity-based awards to any current or former employees, officers, directors or other service providers of the Company or its subsidiaries; (C) take any action to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under any Company Plan; (D) enter into, negotiate, establish, amend, extend or terminate any Company Plan (including any arrangement that would be a Company Plan if in effect on the date hereof) or any Collective Bargaining Agreement; or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(viii)         communicate in a writing that is intended for broad dissemination to the Company’s (or any of its subsidiary’s) employees regarding compensation, benefits or other treatment they will receive following the Merger, unless any such communication has been previously approved by Parent;

(ix)            make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(x)             write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(xi)            release, compromise, assign, settle or agree to settle any Action, other than Stockholder Litigation subject to Section 6.8, (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or Merger and the other the transactions contemplated hereby with adverse parties other than Parent or Merger Sub) or insurance claim, other than compromises, settlements or agreements that involve only monetary payments not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

(xii)            (A) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting outside of the ordinary course of business, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to material Taxes (C) file any material amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material Taxes other than such extensions in the ordinary course of business, or (E) take any action that may result in excise Tax or increase the excise tax base as described in Section 4501 of the Code, Notice 2023-2 and any subsequent guidance implementing the foregoing;

(xiii)           make or commit to any capital expenditures in excess of $300,000 in the aggregate for the remainder of fiscal year 2023;

(xiv)           (A) enter into or voluntarily terminate any Company Material Contract (other than a confidentiality agreement containing a standstill agreement as contemplated by Section 5.3), (B) materially modify, amend, waive any right under or renew any Company Material Contract, other than (in the case of this clause (B)), in the ordinary course of business consistent with past practice, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (D) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the other transactions contemplated hereby;

(xv)            implement any layoffs affecting more than fifty (50) Company employees, place more than fifty (50) Company employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of more than fifty (50) Company employees;

(xvi)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with the Company’s past practice) to, any person;

(xvii)          hire or offer, outside of the ordinary course of business, employment or engagement to, promote or terminate the employment or engagement of any director or officer, or any employee, independent contractor or consultant with total annual compensation in excess of $100,000 or except as set forth on Section 5.1(b)(xvii) of the Company Disclosure Letter;

(xviii)         merge or consolidate the Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries;

(xix)            fail to maintain in effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

(xx)            (A) purchase any marketable securities except in the ordinary course of business, or; (B) change in a material manner the investment guidelines with respect to the Company’s investment portfolio;

(xxi)            forgive any loans to any employees, officers or directors of the Company or its subsidiaries, or any of their respective Affiliates, except in the ordinary course of business in connection with relocation activities to any employees of the Company or its subsidiaries;

(xxii)           (i) sell, transfer, assign, lease, license, covenant not to enforce, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any person (including any Affiliate) any rights to any Company Intellectual Property material to the Company or its subsidiaries, taken as a whole, other than licensing non-exclusive rights or entering in to customary nondisclosure, and agreements with third party contractors conducting services on behalf of the Company or material transfer agreements, in each case, in the ordinary course of business consistent with past practice, (ii) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Copyrights or Trademarks expiring in accordance with their terms) any Company Registered Intellectual Property, which the Company or the Company’s subsidiaries controls the prosecution or maintenance thereof (except in the ordinary course of prosecution consistent with past practice), (iii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Company Registered Intellectual Property (except in the ordinary course of prosecution consistent with past practice, (iv) make any change in Company Intellectual Property material to the business of the Company and its subsidiaries, taken as a whole, that does or would reasonably be expected to impair such Company Intellectual Property or the Company’s or its subsidiaries rights with respect thereto, (v) disclose to any person (other than representatives of Parent and Merger Sub) any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a person that is subject to confidentiality obligations or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets included in any of the Owned Company Intellectual Property material to the business of the Company and the Company’s subsidiaries, taken as a whole; or

(xxiii)          authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.2            Conduct of Parent’s Business.

(a)            Parent covenants and agrees as to itself and its direct or indirect subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, except (i) as required or specifically permitted by any other provision of this Agreement (or as expressly set forth in Section 5.2(a) of the Parent Disclosure Letter), (ii) as required by applicable Law or (iii) with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Parent and its direct and indirect subsidiaries shall conduct their respective businesses in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, use their commercially reasonable efforts to (A) preserve their material assets and pay their Indebtedness and Taxes when due, subject to good faith disputes over such Indebtedness and Taxes, (B)) keep in effect casualty, product liability, workers’ compensation, property damage, business interruption and other insurance policies in coverage amounts substantially similar to those in effect on the date of this Agreement, (C) preserve Parent’s business organization and maintain its existing relations and goodwill with suppliers, distributors, creditors, lessors, consultants, regulators and material business partners, and (D) preserve and protect the material Parent Intellectual Property.

(b)            Negative Covenants Pending Closing. Except as required or specifically permitted by this Agreement (or as expressly set forth in Section 5.2(b) of the Parent Disclosure Letter) or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, unless the Company otherwise consents in advance in writing (such consent not to be unreasonably withheld, conditioned, or delayed), neither Parent nor any of its direct or indirect subsidiaries shall or may:

(i)               amend the organizational or governing documents of any of the Parent’s subsidiaries or propose any amendment to the Parent Charter Documents;

(ii)             except with respect to compensatory equity grant issuances made in the ordinary course of business consistent with past practice, (A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other Equity Interest of Parent or any of its direct or indirect subsidiaries (the “Parent Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Parent Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Parent Securities, in each case to or in favor of a person other than Parent or a wholly owned subsidiary of Parent, provided that Parent may issue Parent Ordinary Shares or Parent ADSs, as applicable, upon the exercise or settlement of Parent Options, options to purchase Parent ADSs, or restricted stock unit-style options or nominal cost options with respect to Parent Ordinary Shares or Parent ADSs, in each case, in accordance with their terms as of the date of this Agreement; (B) redeem, purchase or otherwise acquire any outstanding Parent Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Parent Securities, except in connection with the exercise or settlement of Parent Options, options to purchase Parent ADSs, or restricted stock unit-style options or nominal cost options with respect to Parent Ordinary Shares or Parent ADSs, in each case, in accordance with their terms as of the date of this Agreement; (C) adjust, split, combine, subdivide or reclassify any Parent Securities; or (D) enter into, amend or waive any of the rights under any Contract with respect to the sale or repurchase of any Parent Securities;

(iii)             sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Parent Permitted Lien) any properties, rights or assets (including securities of Parent and its subsidiaries and the Parent Intellectual Property) with a fair market value in excess of $300,000 individually or $750,000 in the aggregate, except (A) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(b)(iv) of the Parent Disclosure Letter, (B) transfers among Parent and its wholly-owned subsidiaries in the ordinary course of business consistent with past practices or (C) dispositions of obsolete assets or expired inventory;

(iv)             incur, create, assume or otherwise become liable for any Indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, in amounts in excess of $750,000 in the aggregate, except for (A) Indebtedness among Parent and any of its wholly-owned subsidiaries, (B) letters of credit issued in the ordinary course of business and (C) trade credit or trade payables in the ordinary course of business;

(v)             declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Parent Ordinary Shares, Parent ADSs, or Equity Interests of any non-wholly owned subsidiary of Parent;

(vi)            make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(vii)            write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(viii)           except for separation agreements entered into with employees, release, compromise, assign, settle or agree to settle any Action, other than Stockholder Litigation subject to Section 6.8, (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or Merger and the other the transactions contemplated hereby with adverse parties other than the Company) or insurance claim, other than compromises, settlements or agreements that involve only monetary payments not in excess of $300,000 individually or $750,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Parent or any of its subsidiaries;

(ix)             (A) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting outside of the ordinary course of business, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to material Taxes (C) file any material amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material Taxes other than such extensions in the ordinary course of business;

(x)              make or commit to any capital expenditures in excess of $3,000,000 in the aggregate for the remainder of fiscal year 2023;

(xi)             make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with Parent’s past practice) to, any person;

(xii)            merge or consolidate Parent with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its material subsidiaries;

(xiii)            fail to maintain in effect material insurance policies covering Parent and its subsidiaries and their respective properties, assets and businesses;

(xiv)            (A) purchase any marketable securities except in the ordinary course of business, or; (B) change in a material manner the investment guidelines with respect to Parent’s investment portfolio;

(xv)            forgive any loans to any employees, officers or directors of Parent or its subsidiaries, or any of their respective Affiliates, except in the ordinary course of business in connection with relocation activities to any employees of Parent or its subsidiaries;

(xvi)            (i) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Copyrights or Trademarks expiring in accordance with their terms) any Parent Registered Intellectual Property, which Parent or Parent’s subsidiaries controls the prosecution or maintenance thereof (except in the ordinary course of prosecution consistent with past practice), (ii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Parent Registered Intellectual Property (except in the ordinary course of prosecution consistent with past practice), (iii) make any change in Parent Intellectual Property material to the business of Parent and its subsidiaries, taken as a whole, that does or would reasonably be expected to impair such Parent Intellectual Property or Parent’s or its subsidiaries rights with respect thereto or (iv) fail to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets included in any of the Owned Parent Intellectual Property material to the business of Parent and Parent’s subsidiaries, taken as a whole; or

(xvii)          authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.3            No Solicitation by the Company.

(a)            From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, except as provided in Section 5.3(b) or Section 5.3(d), (i) the Company shall cease, and shall cause its officers and directors and shall direct the other Company Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any Company Acquisition Proposal (other than the transactions contemplated hereby); (ii) the Company shall not, and shall not authorize or permit any officers, directors, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, “Company Representatives”) to, directly or indirectly through another person, (A) initiate, seek, solicit or knowingly encourage (including by way of furnishing any non-public information relating to the Company or any of its subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Company Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any person (other than Parent or any of its Affiliates or any Parent Representatives) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Company Board (or any committee thereof) determines in good faith that the failure to grant any waiver or release would be inconsistent with the Company directors’ fiduciary duties under applicable law, the Company may waive any such standstill provision in order to permit a third party to make a Company Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) the Company shall not provide and shall, within twenty-four (24) hours of the date hereof, terminate access of any third party to any data room (virtual or actual) containing any of the Company’s confidential information; and (iv) within two (2) Business Days after the date hereof, the Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing contained in this Section 5.3 or in Section 6.5 or any other provision of this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from taking and disclosing to the Company’s stockholders the fact that a Company Acquisition Proposal has been made, its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any statement contemplated by Item 1012(a) of Regulation M-A or any “stop, look and listen” statement. Any disclosure made in accordance with the foregoing sentence that specifically constitutes a Company Adverse Recommendation Change shall result in all of the consequences of a Company Adverse Recommendation Change set forth in this Agreement.

(b)            Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a Company Acquisition Proposal from a third party and the receipt of such Company Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of Section 5.3(a), then the Company may (i) contact the person who has made such Company Acquisition Proposal in order to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement (and nothing in this Agreement shall restrict the Company from entering into such an agreement) and (iii) negotiate and participate in discussions and negotiations with such person concerning a Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Company Superior Proposal. The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, the Company or any Company Representatives concerning a Company Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to Parent copies of all written diligence materials regarding the Company and its subsidiaries provided by the Company to such party but not previously made available to Parent and (C) shall keep Parent informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal or request.

(c)            Except as permitted by Section 5.3(d) or Section 5.3(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Merger Sub, (ii) approve or recommend any Company Acquisition Proposal, (iii) enter into any agreement with respect to any Company Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.3(b)) or (iv) if any Company Acquisition Proposal is publicly announced, fail to reaffirm or re-publish the Company Recommendation within ten (10) Business Days of being requested by Parent to do so (provided that (A) Parent may make such request on no more than two (2) occasions, (B) Parent may not make any such request at any time following the Company’s delivery of a notice pursuant to clause (B) of Section 5.3(d) or clause (ii) of Section 5.3(e) and (C) if Parent has made any such request and prior to the expiration of ten (10) Business Days, the Company delivers a notice pursuant to clause (B) of Section 5.3(d) or clause (ii) of Section 5.3(e), the ten (10) Business Day period set forth in this clause (iv) shall be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Company Board shall have determined not to effect a Company Adverse Recommendation Change pursuant to Section 5.3(d) or Section 5.3(e), as applicable) (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”).

(d)            If, at any time prior to the receipt of the Company Stockholder Approval, the Company Board receives a Company Acquisition Proposal that the Company Board determines in good faith constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) authorize the Company to terminate this Agreement pursuant to Section 8.1(i) in order to enter into a definitive agreement providing for a Company Superior Proposal if (A) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law and (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change or terminate this Agreement.

(e)            Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.3(d) and shall not be subject to this Section 5.3(e)), prior to obtaining the Company Stockholder Approval the Company Board may take any action prohibited by clause (i) of Section 5.3(c), but only in response to a Company Intervening Event and only if (i) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change due to the occurrence of a Company Intervening Event (which notice shall specify the Company Intervening Event in reasonable detail); (iii) for a period of five (5) days following the notice delivered pursuant to clause (ii) of this Section 5.3(e), the Company shall have discussed and negotiated in good faith and shall have made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate), with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Company Intervening Event shall require a new notice and a new three (3) day negotiation period; and (iv) no earlier than the end of the negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law.

5.4            No Solicitation by Parent.

(a)            From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, except as provided in Section 5.4(b) or Section 5.4(d), (i) Parent shall cease, and shall cause its officers and directors and shall direct the other Parent Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any Parent Acquisition Proposal (other than the transactions contemplated hereby); (ii) Parent shall not, and shall not authorize or permit any officers, directors, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, “Parent Representatives”) to, directly or indirectly through another person, (A) initiate, seek, solicit or knowingly encourage (including by way of furnishing any non-public information relating to Parent or any of its subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Parent Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any person (other than the Company or any of its Affiliates or any Company Representatives) relating to any Parent Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Parent Board (or any committee thereof) determines in good faith that the failure to grant any waiver or release would be inconsistent with the Parent directors’ fiduciary duties under applicable law, Parent may waive any such standstill provision in order to permit a third party to make a Parent Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) Parent shall not provide and shall, within twenty-four (24) hours of the date hereof, terminate access of any third party to any data room (virtual or actual) containing any of Parent’s confidential information; and (iv) within two (2) Business Days after the date hereof, Parent shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements relating to a possible Parent Acquisition Proposal with Parent or any of its subsidiaries. Notwithstanding the foregoing, nothing contained in this Section 5.4 or in Section 6.5 or any other provision of this Agreement shall prohibit Parent or the Parent Board (or any committee thereof) from taking and disclosing to Parent Shareholders the fact that a Parent Acquisition Proposal has been made, its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any statement contemplated by Item 1012(a) of Regulation M-A or any “stop, look and listen” statement. Any disclosure made in accordance with the foregoing sentence that specifically constitutes a Parent Adverse Recommendation Change shall result in all of the consequences of a Parent Adverse Recommendation Change set forth in this Agreement.

(b)            Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, if Parent receives a Parent Acquisition Proposal from a third party and the receipt of such Parent Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of Section 5.4(a), then Parent may (i) contact the person who has made such Parent Acquisition Proposal in order to clarify the terms of such Parent Acquisition Proposal so that the Parent Board (or any committee thereof) may inform itself about such Parent Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to Parent than those contained in the Confidentiality Agreement (and nothing in this Agreement shall restrict Parent from entering into such an agreement) and (iii) negotiate and participate in discussions and negotiations with such person concerning a Parent Acquisition Proposal, in the case of clauses (ii) and (iii), if the Parent Board determines in good faith that such Parent Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Parent Superior Proposal. Parent (A) shall promptly (and in any case within twenty-four (24) hours) provide the Company notice (1) of the receipt of any Parent Acquisition Proposal, which notice shall include a complete, unredacted copy of such Parent Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, Parent or any Parent Representatives concerning a Parent Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to a Parent Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to the Company copies of all written diligence materials regarding Parent and its subsidiaries provided by Parent to such party but not previously made available to the Company and (C) keep the Company informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Parent Acquisition Proposal or other inquiry, offer, proposal or request.

(c)            Except as permitted by Section 5.4(d) or Section 5.4(e), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Parent Recommendation, in each case in a manner adverse to the Company, (ii) approve or recommend any Parent Acquisition Proposal, (iii) enter into any agreement with respect to any Parent Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.4(b)) or (iv) if any Parent Acquisition Proposal is publicly announced, fail to reaffirm or re-publish the Parent Recommendation within ten (10) Business Days of being requested by the Company to do so (provided that (A) the Company may make such request on no more than two (2) occasions, (B) the Company may not make any such request at any time following Parent’s delivery of a notice pursuant to clause (B) of Section 5.4(d) or clause (ii) of Section 5.4(e) and (C) if the Company has made any such request and prior to the expiration of ten (10) Business Days Parent delivers a notice pursuant to clause (B) of Section 5.4(d) or clause (ii) of Section 5.4(e), the ten (10) Business Day period set forth in this clause (iv) shall be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Parent Board shall have determined not to effect a Parent Adverse Recommendation Change pursuant to Section 5.4(d) or 5.4(e), as applicable) (any action described in this sentence being referred to as a “Parent Adverse Recommendation Change”).

(d)            If, at any time prior to the receipt of Parent Shareholder Approval, the Parent Board receives a Parent Acquisition Proposal that the Parent Board determines in good faith constitutes a Parent Superior Proposal, the Parent Board may (i) effect a Parent Adverse Recommendation Change or (ii) authorize Parent to terminate this Agreement pursuant to Section 8.1(j) in order to enter into a definitive agreement providing for a Parent Superior Proposal, provided that such Parent Superior Proposal is conditioned on this Agreement being terminated, which condition remains after Parent has used its reasonable best efforts to remove such condition, if (A) the Parent Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with Parent’s directors’ fiduciary duties under applicable Law; (B) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change or terminate this Agreement; (C) if applicable, Parent has provided the Company a copy of the proposed definitive agreements between Parent and the person making such Parent Superior Proposal; (D) for a period of five (5) days following the notice delivered pursuant to clause (B) of this Section 5.4(d), Parent shall have discussed and negotiated in good faith and made Parent Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with Company Representatives any proposed modifications to the terms and conditions of this Agreement so that the Parent Board determines in good faith that the failure to take such action would no longer reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Parent Superior Proposal shall require a new notice and a new three (3) day negotiation period); and (E) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Parent Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Parent Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law.

(e)            Other than in connection with a Parent Superior Proposal (which shall be subject to Section 5.4(d) and shall not be subject to this Section 5.4(e)), prior to obtaining the Parent Shareholder Approval the Parent Board may take any action prohibited by clause (i) of Section 5.4(c), but only in response to a Parent Intervening Event and only if (i) the Parent Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Parent directors’ fiduciary duties under applicable Law; (ii) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change due to the occurrence of a Parent Intervening Event (which notice shall specify the Parent Intervening Event in reasonable detail); (iii) for a period of five (5) days following the notice delivered pursuant to clause (ii) of this Section 5.4(e), Parent shall have discussed and negotiated in good faith, and shall have made Parent Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate), with Company Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Parent directors’ fiduciary duties under applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Parent Intervening Event shall require a new notice and a new three (3) day negotiation period; and (iv) no earlier than the end of the negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still reasonably be expected to be inconsistent with the Parent directors’ fiduciary duties under applicable Law.

5.5            Employee Matters.

(a)            With respect to those employees of the Company or its subsidiaries who are employed as of immediately prior to the Effective Time and who continue to be employed by Parent or the Surviving Corporation or any of their respective subsidiaries following the Effective Time (“Covered Employees”), for a period of twelve months following the Closing (or, if earlier, until the date of termination of the applicable Covered Employee’s employment with Parent, the Surviving Corporation and their affiliates), Parent shall, or shall cause the Surviving Corporation to, provide (i) each Covered Employee with a base salary or wage rate and a target annual cash incentive compensation opportunity (excluding any equity, equity-based, change in control, retention or benefits or any defined benefit retirement benefits) that are, in each case, no less favorable than those provided to each Covered Employee as of immediately prior to the Effective Time, (ii) Covered Employees with other employee benefits (excluding any equity, equity-based, severance, retention, change in control or any defined benefit retirement benefits) that are no less favorable to the employee benefits provided to the Covered Employees immediately prior to the Effective Time and (iii) each Covered Employee with severance benefits that are no less favorable to the severance arrangements provided to the Covered Employees immediately prior to the Effective Time and set forth on Section 5.5(a) of the Company Disclosure Letter.

(b)            With respect to any Employee Benefit Plan maintained by Parent, the Surviving Corporation or any of their Affiliates (including any vacation, paid time-off, and severance plans), for purposes of eligibility to participate, level of benefits and vesting (but not for purposes of benefit accrual, other than paid time off and vacation or for purposes of severance benefits), each Covered Employee’s service with the Company or any of its subsidiaries prior to the Effective Time shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits, (ii) with respect to benefit accrual under any Employee Benefit Plan of the Parent or any of its Affiliates that is a defined benefit pension plan, and (iii) for purposes of any Employee Benefit Plan of Parent or any of its Affiliates that is grandfathered or frozen, either with respect to level of benefits or participation.

(c)            Parent shall use commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their affiliates in which any Covered Employee (or the dependents of any eligible employee) shall be eligible to participate from and after the Effective Time. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its affiliates to use commercially reasonable efforts to recognize, the dollar amount of all payments incurred by each Covered Employee (and his or her eligible dependents) under any applicable Employee Benefit Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Covered Employee shall be eligible to participate from and after the Effective Time.

(d)            Termination of 401(k) Plan. Prior to the Effective Time, if requested in writing by Parent not later than five (5) days prior to the Effective Time, the Company shall take such actions as are necessary to terminate the 401(k) plan of the Company (the “401(k) Plan”) effective prior to, and subject to the occurrence of, the Effective Time. Parent shall, as soon as reasonably practicable after the Effective Time, offer participation in a tax qualified defined contribution plan of Parent or its applicable subsidiary (“Parent 401(k) Plan”) to each Covered Employee who was an active participant in the 401(k) Plan as of the date of its termination. If elected by such Covered Employee in accordance with applicable Laws and the terms of the Parent 401(k) Plan, Parent shall cause the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Covered Employee.

(e)            Parent Restrictions. Nothing in this Section 5.5 shall be construed to limit the right of Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries) to establish, adopt, amend, modify or terminate any particular Company Plan, any Parent Plan or other Employee Benefit Plan, program, agreement or arrangement in accordance with its terms, nor shall anything in this Section 5.5 be construed to require Parent or any of its subsidiaries (including, following the Effective Time, the Company and its subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

(f)            No Third Party Beneficiaries; No Deemed Amendment. Without limiting the generality of Section 9.5, the provisions of this Section 5.5 are solely for the benefit of the parties hereto, and no current or former employee, officer, director or other service provider or any other individual associated therewith (including any dependent or beneficiary of any such person) shall be regarded for any purpose as a third party beneficiary of this Agreement and nothing herein shall be interpreted to establish, adopt, modify, amend or terminate any Company Plan, Parent Plan or any other employee benefit or compensation plan, program or arrangement maintained, sponsored or contributed (or required to be contributed) to by Parent, the Company or their respective subsidiaries.

Section 6

ADDITIONAL COVENANTS AND AGREEMENTS

6.1            Registration Statement; Proxy Statement/Prospectus.

(a)            As promptly as practicable, and in any event within thirty (30) Business Days following the execution of this Agreement, (i) Parent and the Company shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, which shall contain the Company Recommendation (unless a Company Adverse Recommendation Change has occurred) and the Parent Recommendation (unless a Parent Adverse Recommendation Change has occurred), and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4, which shall include the Proxy Statement/Prospectus. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent in such efforts (including by providing all information reasonably requested by Parent in connection with the preparation of the Form S-4) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Parent shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Parent ADSs pursuant to this Agreement, and each party shall furnish all information concerning the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. For the avoidance of doubt, the obligations of each party in this Section 6.1(a) shall include: provision by such party of (x) all such information about itself, its directors and its Affiliates as may be reasonably requested by the other party for inclusion in the Proxy Statement/Prospectus or Form S-4 and (y) reasonable access to, and using commercially reasonable efforts to provide reasonable assistance from, the other party’s representatives in connection therewith. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4, shall be made by Parent, or with respect to the Proxy Statement/Prospectus shall be made by the Company, or in either case any of their respective subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time the Company or Parent discover that any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to holders of the Company Common Stock.

(b)            Whether or not the Merger is consummated, Parent and the Company shall share equally all costs and expenses incurred in connection with the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing and mailing the Proxy Statement/Prospectus.

6.2            Meetings of Stockholders.

(a)            The Company shall, following the date on which the Form S-4 is declared effective by the SEC (but subject to Section 6.2(c)) (i) in consultation with Parent, establish a record date for a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval, (ii) as promptly as practicable mail the Proxy Statement/Prospectus to holders of the Company Common Stock (and in any event within ten (10) days of the date the Form S-4 is declared effective by the SEC) and (iii) duly call, give notice of, convene and hold the Company Stockholders Meeting and, unless the Company Board shall have effected a Company Adverse Recommendation Change, use its reasonable best efforts to solicit adoption of this Agreement. The Company shall, after consultation with Parent, schedule the Company Stockholders Meeting to be held within forty (40) days of the initial mailing of the Proxy Statement/Prospectus and substantially contemporaneously with the Parent Shareholders’ Meeting; provided, however, that the Company may postpone, recess or adjourn the Company Stockholders Meeting (i) with the consent of Parent, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders with a reasonable amount of time in advance of the Company Stockholders Meeting, (iii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Company’s Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval, as applicable, and (iv) as may be required by applicable Law or the Company Charter Documents.

(b)            Parent shall, following the date on which the Form S-4 is declared effective by the SEC (but subject to Section 6.2(c)) (i) in consultation with the Company, establish a record date for a general meeting of the Parent Shareholders (the “Parent Shareholders Meeting”) for the purpose of seeking the Parent Shareholder Approval, (ii) duly convene and give notice of the Parent Shareholders Meeting as promptly as practicable and mail the Proxy Statement/Prospectus (and any other relevant accompanying circular) to Parent Shareholders (and in any event within ten (10) days of the date the Form S-4 is declared effective by the SEC) and (iii) hold the Parent Shareholders Meeting and, unless the Parent Board shall have effected a Parent Adverse Recommendation Change, use reasonable best efforts to solicit the Parent Shareholder Approval. Parent shall, after consultation with the Company, schedule the Parent Shareholders Meeting to be held within forty (40) days of the initial mailing of the Proxy Statement/Prospectus and substantially contemporaneously with the Company Stockholders Meeting; provided, however, that Parent may postpone, recess or adjourn the Parent Shareholders Meeting (i) with the consent of the Company, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent Shareholders within a reasonable amount of time in advance of the Parent Shareholders Meeting, (iii) if there are not sufficient shareholders present in person or by proxy at such meeting to constitute a quorum, (iv) if there are not sufficient affirmative votes in person or by proxy to obtain the Parent Shareholder Approval, to allow additional time for solicitation of proxies for purposes of obtaining the Parent Shareholder Approval or (v) as may be required by applicable Law or the Parent Charter Documents.

(c)            It is the intention of the parties that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Stockholders Meeting and the Parent Shareholders Meeting to be coordinated such that they occur on the same calendar day (and in any event as close in time as reasonably practicable).

(d)            Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement. Immediately following the date of this Agreement, Parent shall provide or make available to the Company a copy of Parent’s approval of this Agreement as the sole stockholder of Merger Sub.

6.3            Form F-6. Parent shall cause the depositary of Parent ADSs to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or a post-effective amendment thereto, as applicable, on Form F-6 (together with all amendments and supplements thereto, “Form F-6”) with respect to the Parent ADSs deliverable in connection with the Merger. Parent shall use its reasonable best efforts to have the Form F-6 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-6 effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger.

6.4            Access to Information.

(a)            Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, books, records, Contracts, business and operations of the Company as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby and the execution, performance or consummation (including with regard to the structure of the Merger and integration planning) of such transactions. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business and the Company shall cooperate fully therewith. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the Parent Representatives during such period with all such information and copies of such documents concerning the affairs of the Company as such Parent Representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with such Parent Representatives in connection with such investigation.

(b)            Prior to the Effective Time, the Company shall be entitled, through its employees and representatives, to have such access to the assets, properties, books, records, Contracts, business and operations of Parent as is reasonably necessary or appropriate in connection with the Company’s investigation of Parent with respect to the transactions contemplated hereby and the execution, performance or consummation of such transactions. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of Parent’s business and Parent shall cooperate fully therewith. No investigation by Parent or the Company (whether conducted prior to or after the date of this Agreement) shall diminish or obviate any of the representations, warranties and covenants or agreements of the Company or Parent contained in this Agreement. In order that the Company may have full opportunity to make such investigation, Parent shall furnish the Company Representatives during such period with all such information and copies of such documents concerning the affairs of Parent as such Company Representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with such Parent Representatives in connection with such investigation.

(c)            This Section 6.4 shall not require a party hereunder to permit any inspection or other access, or to disclose any information, that in its reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to: (i) result in such disclosure: (a) resulting in the disclosure of any Trade Secrets of third parties; (b) violating any Law to which such party is subject or cause any privilege (including attorney-client privilege) which such party or any of its subsidiaries would be entitled to assert to be undermined with respect to such information; (c) violating any obligation of the party with respect to confidentiality, non-disclosure or privacy; (d) materially interfering with the conduct of the party’s business; or (e) of the party’s board of directors or its committee’s materials that relate to a Company Acquisition Proposal or Parent Acquisition Proposal, provided, that the parties shall use their reasonable best efforts to make appropriate substitute disclosure arrangements of such information under circumstances in which restrictions in clauses (i)(a) through (e) apply; or (ii) be included in the minutes of the meeting of the party’s board of directors or its committees and relates to the discussion by the party’s board of directors or any applicable committee of the transactions contemplated herein or any similar transaction between the party and any other person (including any presentations or other materials prepared by or for the party’s board of directors, whether in connection with a special meeting or otherwise relating to such subject matter); or (iii) if the Company and its subsidiaries, on the one hand, and Parent or any of its subsidiaries, on the other hand, are adverse parties in an Action, such information being reasonably pertinent thereto.

(d)            All information shared pursuant to this Section 6.4 shall be held confidential in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.4 or information provided, made available or delivered to any party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

6.5            Public Disclosure. So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Affiliates, shall disseminate any press release or other public announcement concerning this Agreement, the Merger or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of any listing authority or any securities exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Each party agrees to promptly (and in any event within two (2) days) make available to the other parties copies of any written communications made without prior consultation with the other parties. Notwithstanding any other provision of this Agreement, (i) no party shall be required to consult with the other party in connection with any such press release or public announcement if (A) the Company Board has effected any Company Adverse Recommendation Change or shall have resolved to do so or (B) the Parent Board has effected a Parent Adverse Recommendation Change or shall have resolved to do so and (ii) the requirements of this Section 6.5 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement, the Merger or the other transactions contemplated hereby in connection with a determination by (A) the Company in accordance with Section 5.3(b) that a Company Acquisition Proposal constitutes, or may constitute, a Company Superior Proposal, (B) Parent in accordance with Section 5.4(b) that a Parent Acquisition Proposal constitutes, or may constitute, a Parent Superior Proposal, or (C) any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement. So long as this Agreement is in effect, each party agrees that it will not, and will cause its Representatives not to, engage in any discussions with the other party’s suppliers, customers, landlords, creditors, licensors, licensees, and other Persons having business relationships with such other party regarding the Merger or the other transactions contemplated by this Agreement without the prior consent of such other party.

6.6            Regulatory Filings; Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to make any filings required by applicable Antitrust Laws with respect to the Merger as promptly as reasonably practicable following the date of this Agreement, and (ii) to supply as promptly as practicable any additional information and documentary material required pursuant to any Antitrust Law.

(b)            Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws. Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings or substantive communications with any Governmental Authority relating to any Antitrust Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws and (vi) to provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding the foregoing and subject to Section 6.6(h), Parent shall in its sole discretion control all aspects of the Company’s efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the Merger and the other transactions contemplated hereby pursuant to any Antitrust Law.

(c)            Notwithstanding anything in this Agreement to the contrary, and subject to the prior good faith cooperation of the Company and its subsidiaries, Parent shall, and shall cause each of its subsidiaries and Affiliates to, take reasonable actions necessary to obtain any consents, clearances or approvals required under or in connection with the Antitrust Laws, including but not limited to promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of, any assets or businesses of the Company or any of its subsidiaries or of Parent or any of its Affiliates or subsidiaries.

(d)            Each party shall bear its own expenses and costs incurred by such party in connection with any filings and submissions pursuant to Antitrust Laws, except that Parent shall each pay the fees related to any filing made pursuant to Section 6.6(a).

(e)            In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the Merger, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger; provided that Parent, in its sole discretion, may determine to settle such challenge provided that the terms of such settlement do not prevent or unreasonably delay consummation of the Merger.

(f)            Prior to the Effective Time, each party shall use reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated by this Agreement.

(g)            Parent and Merger Sub shall not, and shall cause their respective subsidiaries and Affiliates not to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) or take any other actions, if such acquisition or action would reasonably be expected to (i) prevent, materially delay, or adversely affect in any material respect the ability of Parent and its Affiliates to consummate the Merger and the other transactions contemplated by this Agreement, or (ii) cause Parent, Merger Sub or the Company to be required to obtain any clearances, consents, approvals, waivers, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger or the other transactions contemplated by this Agreement.

(h)            Without the prior written consent of the Company (not to be unreasonably withheld), Parent and Merger Sub shall not, and shall cause their respective subsidiaries and Affiliates not to, make any submission or other communication (whether written or oral) to any Competition Authority on its own initiative or in response to any notice or other communication (whether written or oral) from any Competition Authority.

6.7            Notification of Certain Matters.

(a)            Each party shall give prompt (and in any event within two (2) days) notice to the other parties of (i) the occurrence or non-occurrence, of any event or circumstance that would reasonably be expected to cause the conditions set forth in Section 7 not to be satisfied, and (ii) the receipt of any written notice or other communication from a Governmental Authority in connection with the transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or any other transaction contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification. This Section 6.7 shall not constitute an obligation for purposes of Section 7.2(b) and Section 7.3(b).

(b)            The Company shall notify and consult with Parent (i) promptly following receipt of any material communication from any Governmental Authority or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Authority, and (ii) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(c)            Parent shall notify and consult with the Company (i) promptly following receipt of any material communication from any Governmental Authority or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Authority, and (ii) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

6.8            Stockholder Litigation. Prior to the Effective Time:

(a)            The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation relating to the Merger or any of the other transactions contemplated by this Agreement (the “Stockholder Litigation”) against the Company and/or its officers or directors in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not enter into any settlement agreement in respect of any Stockholder Litigation hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.8(a), “participate” means that Parent shall be kept apprised of proposed strategy and other significant decisions with respect to any Stockholder Litigation (to the extent that attorney-client privilege is not undermined or otherwise affected) but shall not be afforded decision-making power or other authority except for the settlement consent set forth above; provided, however, that the Company shall consider Parent’s views with respect to such strategy and decisions. Without otherwise limiting the rights of current or former directors and officers of the Company with regard to the right to counsel, following the Effective Time, current or former directors and officers of the Company with rights to indemnification as described in Section 6.10 shall be entitled to retain any counsel selected by such indemnified parties to defend any Stockholder Litigation against the Company.

(b)            Parent shall consult with the Company and keep the Company reasonably apprised regarding the defense and settlement against any Stockholder Litigation against Parent and/or any of its officers or directors.

6.9            Resignations. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any director of the Company and each subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time. The Company shall cooperate with Parent to effect the replacement of any such directors selected by Parent at the Effective Time.

6.10         Director and Officer Liability.

(a)            For not less than six (6) years from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to, maintain in effect the provisions of the certificate of incorporation, bylaws or similar governing documents of the Company and its subsidiaries or indemnification or other agreements as in effect immediately prior to the Effective Time, which provide for exculpation, indemnification or advancement of expenses of current or former directors, officers or employees of the Company or any of its subsidiaries and each individual who is serving or has served at the request or for the benefit of the Company or any of its subsidiaries as a director, officer, employee, agent or fiduciary of another person (each person entitled to any such protections under such governing documents, an “Indemnified Party”) with respect to any acts, errors, omissions or matters existing or occurring at or prior to the Effective Time (including in respect of the transactions contemplated by this Agreement). For not less than six (6) years from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to, cause any such provisions not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any Indemnified Party.

(b)            For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law (including as it may be amended after the date of this Agreement to increase the extent to which a corporation may provide indemnification), indemnify and hold harmless any Indemnified Party who was or is a party or is threatened to be made a party to any actual or threatened Action or investigation in respect of any acts, errors, omissions or matters occurring at or prior to the Effective Time (including in respect of the transactions contemplated by this Agreement) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director, officer or employee of the Company serving at the request of the Company as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against any resulting claims, losses, liabilities, damages, fines, judgments, settlements and reasonable fees and expenses, including reasonable attorneys’ fees and expenses, and other costs, arising therefrom. To the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to, promptly advance any reasonable expenses as incurred by any such Indemnified Party in connection with any such Action; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification. Such undertaking shall be unsecured, and made without reference to the Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification. No other form of indemnification shall be required. Parent and the Surviving Corporation shall cooperate with each Indemnified Party in the defense of any Action.

(c)            For not less than six (6) years from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance and fiduciary liability insurance in respect of any acts, errors, omissions or matters occurring on or before the Effective Time (including in respect of the transactions contemplated by this Agreement), covering each such person currently covered by the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.10(c), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 250% of the annual premium most recently paid by the Company prior to the Effective Time for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prior to the Effective Time, the Company, in its discretion, obtains and fully pays the premium for “tail” directors’ and officers’ liability and fiduciary liability insurance policies, in each case providing coverage for claims asserted prior to and for no less than six (6) years after the Effective Time with respect to any acts, errors, omissions or matters existing or occurring on or prior to the Effective Time (including in respect of the transactions contemplated by this Agreement) (and, with respect to claims made prior to or during such period, until final resolution thereof), from an insurance carrier(s) with the same or better credit rating as the Company’s insurance carrier(s) prior to the Effective Time, with levels of coverage, terms and conditions that are at least as favorable to the Indemnified Parties as such coverages in effect prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 250% of the Current Premium for each such coverage; provided, further, that if the Company would be obligated to expend more than 250% of the Current Premium in respect of such “tail” insurance policies, the Company shall cause to be maintained such policies with the greatest coverage available for a cost not exceeding 250% of the Current Premium. If the Company shall elect to obtain such “tail policies” prior to the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations hereunder.

(d)            In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume or succeed to all of the obligations set forth in this Section 6.10.

(e)            The rights of each Indemnified Party under this Section 6.10 shall be in addition to, and not in limitation of, any other rights any such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its subsidiaries or the Surviving Corporation, any other indemnification or other agreement or arrangement, the DGCL or otherwise. All rights to exculpation, indemnification and advancement of expenses now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or other governing documents of the Company and its subsidiaries or in any agreement or in any agreement to which the Company or any of its subsidiaries is a party shall survive the Merger in full force and effect and be assumed by the Surviving Corporation and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(f)            The provisions of this Section 6.10 shall survive the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, each of whom is a third party beneficiary of this Section 6.10. Parent shall pay all reasonable out of pocket expenses, including reasonable attorneys’ fees, (in advance, if requested by any Indemnified Party) that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.10.

6.11         Stock Exchange De-Listing and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to cause the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time, and in any event no more than two (2) days after the Closing Date, and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

6.12         Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent ADSs to be issued in connection with the Merger, and such other Parent Ordinary Shares to be reserved for issuance in the Merger, to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.13         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14         Takeover Law. If any Takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.15         Integration Planning. After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties shall confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its subsidiaries, on the one hand, and Parent and its subsidiaries, on the other hand, and reasonably necessary integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

6.16         Board Membership. Parent shall use its reasonable best efforts so that at the Effective Time the number of directors that comprise the full Parent Board shall be up to nine (9), of which three (3) members of the Company Board, as constituted on the date of this Agreement, designated by the Company and reasonably acceptable to Parent, shall be appointed to the Parent Board, in each case to serve from and after the Closing Date and subject to applicable Law and the articles of association of Parent as amended from time to time; provided that if any of such individuals are unwilling or unable to serve as a director, then the Company shall designate another individual or individuals, as the case may be, who are reasonably acceptable to Parent from among the other members of the Company Board as constituted on the date of this Agreement, to serve as a director of Parent immediately following the Effective Time. The parties shall use their reasonable best efforts to cause each individual who will serve as a director or officer of Parent immediately following the Effective Time to have executed and delivered a lock-up agreement (in form and substance agreed to by the parties) prior to the Closing.

Section 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER

7.1            Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)            Stockholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)            Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect.

(c)            Statutes; Court Orders. No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Authority of competent authority (collectively, “Restraints”) or Laws shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making consummation of the Merger illegal.

(d)            Regulatory Matters. The condition set forth on Section 7.1(d) of the Company Disclosure Letter shall have been satisfied.

(e)            Nasdaq Listing. The Parent ADSs issuable to the stockholders of the Company and to holders of Company Options and Company Restricted Stock Units shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

7.2            Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be further subject to satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a)            Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Corporate Authorization), Section 3.4(a) (No Conflict) and Section 3.25 (Brokers and Finder’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.9(a) (Absence of Certain Changes)and Section 3.27 (Antitakeover Laws) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.5(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date as if made on such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date) and (iv) each of the other representations and warranties of the Company contained in Section 3 of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date).

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, occurrence, development or change that has had or would reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect.

(d)            FIRPTA Certificate. The Company shall deliver to Parent (in the form attached hereto as Exhibit C) a certificate dated the Closing Date satisfying the requirements set forth in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not nor has been a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code).

(e)            Closing Certificate. The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a), (b), (c) and (d) have been satisfied.

(f)            Company Contingent Liabilities. The Company Contingent Liabilities (as set forth on Section 7.2(f) of the Company Disclosure Letter) shall not be more than $10 million as of Closing.

7.3            Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be further subject to satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a)            Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Corporate Authorization), Section 4.4(a) (No Conflict) and Section 4.24 (Brokers and Finder’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.9(a) (Absence of Certain Changes), Section 4.26 (Antitakeover Laws) and Section 4.28 (Investment Company Act) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (iii) the representations and warranties of Parent contained in Section 4.5(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date as if made on such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date) and (iv) each of the other representations and warranties of Parent and Merger Sub contained in Section 4 of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date which shall have been so true and correct as of such earlier date).

(b)            Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            Closing Certificate. Parent shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied.

(e)            Director Nominees. Subject to the Company’s compliance and requirements set forth in Section 6.16, the Company director nominees shall have been appointed to Parent’s board of directors in accordance with Section 6.16, effective as of the Closing.

7.4            Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such party’s failure to act in compliance with the provisions of this Agreement.

Section 8

TERMINATION, AMENDMENT AND WAIVER

8.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, except as otherwise provided below, at any time before the Effective Time, whether before or after the Company Stockholder Approval or the Parent Shareholder Approval is obtained, as follows:

(a)            By mutual written consent of Parent and the Company;

(b)            By either Parent or the Company if (i) a Restraint prohibiting the Merger shall be in effect and have become final and non-appealable or (ii) the Effective Time has not occurred by 5:00 p.m. Eastern time on September 5, 2023; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if the failure by such party to perform any of its obligations under this Agreement has been the principal cause of the failure of any condition set forth in this Section 8.1(b) to be satisfied.

(c)            By Parent, if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would result in a failure of a condition set forth in Section 7.2 (other than with regard to Section 7.2(d)) to be satisfied at the Closing (and to the extent such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the Closing within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such thirty (30)-day period); provided, however, that for purposes of this Section 8.1(c), Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c), if either Parent or Merger Sub is in breach of its representations, warranties, covenants or agreements set forth in this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d);

(d)            By the Company, if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would result in a failure of a condition set forth in Section 7.3 to be satisfied at the Closing (and to the extent such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the Closing within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such thirty (30)-day period); provided, however, that for purposes of this Section 8.1(d), the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d), if the Company is in breach of its representations, warranties, covenants or agreements set forth in this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c);

(e)            By Parent, if prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected a Company Adverse Recommendation Change;

(f)             By the Company, if prior to the receipt of the Parent Shareholder Approval, the Parent Board shall have effected a Parent Adverse Recommendation Change;

(g)            By either Parent or the Company, if the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Company Stockholder Approval shall not have been obtained at such meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause of the failure to obtain the Company Stockholder Approval;

(h)            By either Parent or the Company, if the Parent Shareholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Parent Shareholder Approval shall not have been obtained at such meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to Parent if the failure by Parent or Merger Sub to perform any of its obligations under this Agreement has been the principal cause of the failure to obtain the Parent Shareholder Approval;

(i)             By the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal in accordance with Section 5.3(d); or

(j)             By Parent, prior to obtaining the Parent Shareholder Approval to enter into a definitive agreement providing for a Parent Superior Proposal in accordance with Section 5.4(d).

8.2            Effect of Termination.

(a)            In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.4, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the Intentional Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(i)               The Company shall pay, or cause to be paid, to Parent the Termination Fee immediately after termination if (i) Parent shall have terminated this Agreement pursuant to Section 8.1(e) or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(i). If (A) this Agreement is terminated pursuant to Sections 8.1(b)(ii), 8.1(c) or 8.1(g), (B) prior to the time of termination and after the date of this Agreement, a Company Acquisition Proposal shall have been publicly announced or made to the Company Board and not withdrawn and (C) within twelve (12) months after the date on which this Agreement shall have been terminated the Company enters into a definitive agreement providing for a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, the Company shall pay, or cause to be paid, to Parent the Termination Fee upon the earlier of the execution of such definitive agreement or upon consummation of such Company Acquisition Proposal. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly pay, or cause to be paid, any amounts required under this Section 8.2(a)(i) and Parent commences a suit to collect such amounts, the Company shall indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount required to have been delivered at the prime rate in the Wall Street Journal in effect on the date the amount was deliverable pursuant to this Section 8.2(a)(i). The payment by, or on behalf of, the Company of the Termination Fee to Parent pursuant to this Section 8.2(a)(i), including, if applicable, any fees and expenses incurred as a result of the Company’s failure to timely pay, if paid, shall be the sole and exclusive remedy of Parent in the event of termination of this Agreement under circumstances requiring the payment of the Termination Fee pursuant to this Section 8.2(a)(i). Such payment shall be exclusive of any amount in respect of VAT chargeable on any supply for which the Termination Fee is consideration for VAT purposes. To the extent VAT is or becomes chargeable on any such supply the party required to account to a Governmental Authority for such VAT shall provide an appropriate VAT invoice to the other party which shall, promptly on receipt thereof, pay, or cause to be paid, to such first party an amount equal to the amount of such VAT.

(ii)              Parent shall pay the Company by way of compensation the Termination Fee immediately after termination if (i) the Company shall have terminated this Agreement pursuant to Section 8.1(f) or (ii) Parent shall have terminated this Agreement pursuant to Section 8.1(j). If (A) this Agreement is terminated pursuant to Sections 8.1(b)(ii), 8.1(d) or 8.1(h), (B) prior to the time of termination and after the date of this Agreement, a Parent Acquisition Proposal shall have been publicly announced or made to the Parent Board and not withdrawn and (C) within twelve (12) months after the date on which this Agreement shall have been terminated Parent enters into a definitive agreement providing for a Parent Acquisition Proposal or a Parent Acquisition Proposal is consummated, Parent shall pay to the Company by way of compensation the Termination Fee upon the earlier of the execution of such definitive agreement or upon consummation of such Parent Acquisition Proposal. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account or accounts as the Company may designate in writing to Parent. If Parent fails to promptly make any payment required under this Section 8.2(a)(ii) and the Company commences a suit to collect such payment, Parent shall also pay the Company for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate in the Wall Street Journal in effect on the date the payment was payable pursuant to this Section 8.2(a)(ii). The payment by Parent of the Termination Fee to the Company pursuant to this Section 8.2(a)(ii), including, if applicable, any fees and expenses incurred as a result of Parent’s failure to timely pay, if paid, shall be the sole and exclusive remedy of the Company in the event of termination of this Agreement under circumstances requiring the payment of the Termination Fee pursuant to this Section 8.2(a)(ii). Such payment shall be exclusive of any amount in respect of VAT chargeable on any supply for which the Termination Fee is consideration for VAT purposes. To the extent VAT is or becomes chargeable on any such supply the party required to account to a Governmental Authority for such VAT shall provide an appropriate VAT invoice to the other party which shall, promptly on receipt thereof, pay, or cause to be paid, to such first party an amount equal to the amount of such VAT.

(iii)             The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, that without these agreements the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty.

8.3            Fees and Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4            Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other party or parties specifying the provision or provisions of Section 8.1 pursuant to which such termination is purportedly effected.

8.5            Amendment. Subject to applicable Law and as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company or the Parent Shareholders contemplated hereby, only by written agreement of the parties hereto, but after the Company Stockholder Approval or the Parent Shareholder Approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.

8.6            Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

Section 9

MISCELLANEOUS

9.1            No Survival. None of the representations, warranties, covenants or agreements in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.2            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or upon email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested):

(a)            if to Parent or Merger Sub, to:

Adaptimmune Therapeutics plc

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

Attn:   William Bertrand

Email:  william.bertrand@adaptimmune.com

with copies (which shall not constitute notice under this Agreement) to:

Adaptimmune Therapeutics plc

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

Attn:   General Counsel

Email:  kerry.sharp@adaptimmune.com

and:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn:   Jackie Cohen

Email:  jackie.cohen@ropesgray.com

(b)            if to the Company, to:

TCR2 Therapeutics Inc.

100 Binney Street, Suite 710

Cambridge, Massachusetts 02142

Attn:   General Counsel

Email:  margaret.siegel@tcr2.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02110

Attn:   Mitchell S. Bloom, Robert Masella, Andrew H. Goodman, Tevia K. Pollard

Email:  mbloom@goodwinlaw.com, rmasella@goodwinlaw.com,
agoodman@goodwinlaw.com, tpollard@goodwinlaw.com

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

9.3            Entire Agreement. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, Annexes and Exhibits hereto and the documents and instruments referenced herein) contain the entire agreement among the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement, which shall survive and remain in full force and effect (other than the “standstill” provisions which shall expire concurrently with the execution and delivery of this Agreement).

9.4            Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.5            Binding Effect; No Assignment; No Third Party Beneficiaries.

(a)            This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Parent, and (ii) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent (provided that no such assignment shall release Merger Sub of its obligations hereunder), and any attempt to make any such assignment without such consent shall be null and void and no such transfer shall be permitted to the extent it would reasonably be expected to delay the Closing. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)            Other than (i) Section 6.10 and (ii) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Options and Company Restricted Stock Units to receive the Per Share Merger Consideration and other applicable payments pursuant to Section 2 (which shall be enforceable by such persons), nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6            Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf) including (but not limited to) DocuSign, delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

9.7            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8            Submission to Jurisdiction; Waiver. Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if and only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereof shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 or in any other manner permitted by applicable Law. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

9.9            Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, any other party shall be entitled to an injunction or injunctions to prevent breaches or restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce specifically the terms and provisions of this Agreement in the Delaware courts and, in action for specific performance, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Section 8 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8 or pursue any other remedies under this Agreement that may be available at any time. For the avoidance of doubt, the Company may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards.

9.10         No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.11         Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

Section 10

DEFINITIONS

10.1         Certain Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

“Company Acquisition Proposal” means any proposal or offer from any person, persons or group (other than Parent, Merger Sub or any of their respective Affiliates) relating to (a) any direct or indirect acquisition, purchase or license from the Company or its subsidiaries, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Company Board (or any committee thereof) in good faith) of assets (including capital stock of the Company’s subsidiaries) of the Company and its subsidiaries, taken as a whole or (ii) 20% or more of the outstanding shares of Company Common Stock, or (b) any tender offer or exchange offer that, if consummated, would result in any person, persons or group owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange, license or similar transaction to which the Company or its subsidiaries is a party pursuant to which (i) any person, persons or group (or the stockholders of any such person(s)) would own, directly or indirectly, 20% or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction would own less than 50% of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger.

“Company Charter” means the Amended and Restated Certificate Incorporation of the Company, as amended on or prior to the date hereof.

“Company Equity Plans” means the TCR2, Inc. 2015 Stock Option and Grant Plan; the TCR2 Therapeutics Inc. 2018 Stock Option and Incentive Plan; and the TCR2 Therapeutics Inc. 2022 Inducement Plan, each as amended from time to time.

“Company Foreign Plan” means (i) any Company Plan that is maintained, sponsored or contributed (or required to contribute) to primarily for the benefit of any current or former employee, officer, director or other service provider of the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has or could have any liability, contingent or otherwise, who are or were providing services outside the United States and (ii) any plan that would be a Company Plan except for the fact that it is subject to any Law other than U.S. federal, state or local Law.

“Company Intervening Event” means a material event or circumstance not known to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the following constitute a Company Intervening Event: (a) a Company Acquisition Proposal, (b) any material event or circumstance that was known or reasonably foreseeable to the Company Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable) or (c) changes in the Company Common Stock price, in and of itself.

“Company Material Adverse Effect” means any effect, event, occurrence, development or change that has a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (A) changes or prospective changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (B) changes or prospective changes in the Company’s industry, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (C) any change or prospective change in Law or the interpretation thereof, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (D) any change or prospective change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (E) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except and only to the extent such acts adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (F) the public announcement by Parent of its proposal to acquire the Company or the execution and delivery of this Agreement (except to the extent such effect, event, occurrence, development or change was the result of a breach of Section 3.4) or the announcement of the Merger, including the impact thereof on contractual or other relationships with suppliers, distributors, partners, employees, officers, directors, lenders, investors, patients, Governmental Authorities or other third parties, and any Stockholder Litigation; (G) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (H) any change or prospective change in the price or trading volume of the Company Common Stock on Nasdaq (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (I) actions or omissions or required by this Agreement, or the failure to take any action prohibited by this Agreement for which Parent has unreasonably refused the Company’s written request to provide consent; (J) changes or prospective changes in the Company’s credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (K) changes or prospective changes in interest rates or foreign exchange rates; or (L) regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or any event, change, effect, occurrence, circumstance or development relating to or affecting any products or product candidates of the Company or any product or product candidate competitive with or related to any products or products candidates of the Company, including (i) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making or maintaining any regulatory application, filing or approval relating to any products or product candidates of the Company, (ii) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Authority relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company (or the manufacture or commercialization thereof), or any other regulatory or preclinical or clinical development relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or products candidates of the Company, (iii) any delay, hold or termination of any preclinical or clinical study, trial or test with respect to any products or product candidate of the Company or any delay in launching commercial sales of any products or product candidates of the Company, (iv) any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, or announcements of any of the foregoing, (v) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any products or product candidates of the Company, (vi) any production or supply chain disruption affecting the manufacture of any products or product candidates of the Company, or (vii) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Authorities or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any product or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, in each case not resulting from or arising out of any wrongdoing by the Company or any of its Affiliates or the Company Representatives.

“Company Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings, and in each case, for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent Company SEC Documents, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) with respect to Company Leased Real Property, (1) all matters, whether or not of record, that arise out of the actions of Parent or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Company Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Company Leased Real Property, in each case to the extent publicly available or made available by the Company to Parent (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Company Leased Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Company Leased Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Company Leased Real Property subject thereto in the business of the Company, (v) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (vi) licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property incurred in the ordinary course of business (vii) any Liens created pursuant to or in connection with this Agreement or disclosed in the Company Disclosure Letter, (viii) Liens approved in writing by Parent and (ix) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.

“Company Plan” means each Employee Benefit Plan that is sponsored, maintained, or contributed (or required to be contributed) to by the Company or any of its subsidiaries for the benefit of one or more current or former employees, officers, directors or other service providers of the Company or any of its subsidiaries and with respect to which the Company or any of its subsidiaries has any liability, contingent or otherwise, other than any plan, program, arrangement, agreement or policy mandated by applicable Laws, including without limitation the Company’s Temporary Severance Plan dated February 2023.

“Company Superior Proposal” means a Company Acquisition Proposal (with all percentages in the definition of Company Acquisition Proposal changed to 50%) made by any person on terms that the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering such factors as the Company Board (or any committee thereof) considers to be appropriate (including conditionality, timing, likelihood of consummation of such proposal and consideration per share), that is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to stockholders of the Company than the Merger (including taking into account any applicable Termination Fee of the Company).

“Competition Authority” means any authority, agency, court or tribunal which has jurisdiction in relation to competition, anti-trust, fair trading, consumer protection, monopolies, mergers or other similar matters.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 10, 2023 (as it may be amended from time to time), between Parent and the Company.

“Contract” means, with respect to any person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements or instruments to which such person or its subsidiaries is a party, whether oral or written.

“Copyrights” means works of authorship (whether or not copyrightable, including all Software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Deposit Agreement” means the Deposit Agreement, dated as of May 11, 2015, among Parent, Citibank, N.A., as depositary, and all holders from time to time of Parent ADSs.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other plan, program, arrangement, agreement or policy providing for compensation, employment, individual consulting, bonuses, profit-sharing, performance awards, stock option or other stock-related rights, equity purchase, equity ownership, deferred compensation, health, dental, life insurance, death, accidental death and dismemberment, disability, and welfare benefits, post-employment or retirement benefits, pension, severance, termination benefits, change of control benefits, or retention benefits, fringe or wellness benefits, in each case, whether written or unwritten, funded or unfunded, self-insured or insured.

“Environmental Claim” means any and all written complaints, summons, citations, directives, orders, decrees, claims, Liens, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or notices of noncompliance or violation by any Governmental Authority or person involving or alleging potential liability of a party to this Agreement or one of its subsidiaries arising out of or resulting from any violation of any Environmental Law or the Release of Hazardous Material at, from, or otherwise relating to: (i) any of the Company’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased or operated by Company or any of its subsidiary; or (ii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries.

“Environmental Laws” means all applicable Laws relating to pollution or protection of workplace health and safety (as such relates to exposure to Hazardous Materials) or the environment, including, without limitation, Laws relating to Releases or threatened Release of Hazardous Materials, the protection of human health as a result of exposure to Hazardous Materials, the storage, transport or disposal of Hazardous Materials, discharges of Hazardous Materials to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Liability” means all liabilities, monetary obligations, losses, damages of any kind including without limitation punitive damages, consequential damages, treble damages, and natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, costs of investigations and feasibility studies, compliance costs, abatement and cleanup costs), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party or requirement of Environmental Law, and which relate to any violation or alleged violation of Environmental Laws or Releases of Hazardous Materials at, from, or otherwise relating to (i) any of the Company’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased or operated by Company, any of its subsidiaries or the Company’s current business; (ii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries.

“Environmental Permits” means any permit, registration, license or other authorization required or issued under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member, joint venture or similar interest, and any option, restricted stock, restricted stock unit, phantom equity interest, stock appreciation right, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be (or at any relevant time would have been) treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 262 et. seq) (the “PHSA”), the rules, regulations and other requirements promulgated or issued thereunder by the FDA, and all comparable federal, state, local or foreign Laws.

“GAAP” means generally accepted accounting principles in the United States.

“Global Trade Control Laws” means, to the extent applicable, the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; and other relevant economic sanctions, export and import control Laws imposed by a relevant Governmental Authority applicable to the Company or Parent.

“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or controlled by a government (e.g., a healthcare professional employed by a government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any person otherwise categorized as a government official under Law.

“Governmental Authority” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Hazardous Materials” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation petroleum and petroleum products or compounds, gasoline, diesel fuel, solvents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon, radioactive materials, pesticides, urea formaldehyde, and mold, (i) that are regulated, or for which liability can be imposed, pursuant to Environmental Laws, or (ii) the handling or management of which requires registration, authorization, investigation or remediation under Environmental Laws, including by example “hazardous substances” and “hazardous wastes” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and Resource Conservation and Recovery Act, respectively.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s and its subsidiaries or Parent and its subsidiaries businesses, as applicable, as of the date of this Agreement, means (a) all applicable federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (c) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder; (d) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (e) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (f) any and all other federal, state, local or foreign health care Law applicable to the Company and its subsidiaries or Parent and its subsidiaries, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any person, (i) indebtedness, notes payable, bonds, debentures or other obligations of such person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such person under GAAP (excluding any operating leases of such person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (iv) obligations of such person for the deferred purchase price of property or services (other than trade payables and obligations of such person to creditors incurred in the ordinary course of business); (v) obligations of such person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements or other similar instruments; (vi) off-balance sheet financing of such person including synthetic leases and project financing; (vii) indebtedness of another person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such person; (viii) indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such person; and (ix) reimbursement obligations of such person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such person.

“Intellectual Property” means, in any jurisdiction throughout the world, all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all Patents, (ii) Trade Secrets, (iii) Copyrights, (iv) Software, (v) Trademarks (vi) registered domain names and social media designations, (vii) all tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (viii) all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing, (ix) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and (x) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorneys’ fees.

“Intentional Breach” means the taking of a deliberate act or a deliberate failure to act, in either case which act or failure to act constitutes in and of itself a material breach of this Agreement, even if breaching was not the conscious object of the act.

“knowledge of Parent” means the actual knowledge of the individuals listed on Section 10.1 of the Parent Disclosure Letter.

“knowledge of the Company” means the actual knowledge of the individuals listed on Section 10.1 of the Company Disclosure Letter.

“Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Authority, and as amended from time to time.

“Lien” means, with respect to any property or asset (including any security), any lien, mortgage, pledge, encumbrance, security interest or deed of trust.

“OFAC” means the Office of Foreign Assets Control.

“Owned Company Intellectual Property” means any and all Company Intellectual Property owned or purported to be owned by the Company or its subsidiaries.

“Owned Parent Intellectual Property” means any and all Parent Intellectual Property owned or purported to be owned by Parent or its subsidiaries.

“Parent Acquisition Proposal” means any proposal or offer from any person, persons or group relating to (a) any direct or indirect acquisition, purchase or license from Parent or its subsidiaries, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Parent Board (or any committee thereof) in good faith) of assets (including capital stock of Parent’s subsidiaries) of Parent and its subsidiaries, taken as a whole or (ii) 20% or more of the outstanding Parent ADSs and Parent Ordinary Shares, taken as a whole, or (b) any tender offer or exchange offer that, if consummated, would result in any person, persons or group owning, directly or indirectly, 20% or more of the outstanding Parent ADSs and Parent Ordinary Shares, taken as a whole or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange, license or similar transaction to which Parent or its subsidiaries is a party pursuant to which (i) any person, persons or group (or the stockholders of any such person(s)) would own, directly or indirectly, 20% or more of the voting securities of Parent or of the surviving entity in a merger involving Parent or the resulting direct or indirect parent of Parent or such surviving entity, or (ii) the owners of outstanding Parent ADSs and Parent Ordinary Shares, taken as a whole immediately prior to such transaction would own less than 50% of the voting securities of Parent or of the surviving entity in a merger involving Parent or the resulting direct or indirect parent of Parent or such surviving entity.

“Parent ADS” means a Parent American Depositary Share representing six Parent Ordinary Shares.

“Parent Foreign Plan” means (i) any Parent Plan that is maintained, sponsored or contributed (or required to contribute) to primarily for the benefit of any current or former employee, officer, director or other service provider of Parent or any of its subsidiaries or with respect to which Parent or any of its subsidiaries has or could have any liability, contingent or otherwise, who are or were providing services outside the United States and (ii) any plan that would be a Parent Plan except for the fact that it is subject to any Law other than U.S. federal, state or local Law.

“Parent Inbound IP Agreement” means all agreements under which Parent or its subsidiaries has (i) been granted an exclusive license under any Intellectual Property from a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including Contracts under which Parent or any of its subsidiaries receives a non-exclusive license from a service provider or consultant to use confidential information or background Intellectual Property of such service provider or consultant solely for the purpose of exploiting deliverables provided by such service provider or consultant), (ii) acquired or agreed to acquire any Intellectual Property from a third party, or (iii) received any option or other right from a third party to obtain a license under or acquire any Intellectual Property

“Parent Intervening Event” means a material event or circumstance not known to the Parent Board on the date of this Agreement, which event or circumstance becomes known to the Parent Board prior to the Effective Time; provided, however, that in no event shall the following constitute a Parent Intervening Event: (a) a Parent Acquisition Proposal, (b) any material event or circumstance that was known or reasonably foreseeable to the Parent Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable) or (c) changes in the price of the Parent ADSs and/or Parent Ordinary Shares, in and of itself.

“Parent IP Agreements” means all Parent Inbound IP Agreements and all agreements under which Parent or its subsidiaries has (i) granted an exclusive or non-exclusive license or covenant not to sue, under any Intellectual Property to a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including Contracts under which the Company provides a limited, non-exclusive license to a service provider or consultant to use confidential information or Intellectual Property of the Company solely for the purpose of providing the applicable services to the Company or any of its subsidiaries thereunder), (ii) assigned or agreed to assign any Intellectual Property to a third party, (iii)  granted any third party an option or other right to obtain any such license, covenant not to sue, or assignment, or (iv) covenanted not to pursue patent protection with respect to any invention or technology.

“Parent Material Adverse Effect” means any effect, event, occurrence, development or change that has a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent; provided, however, that a Parent Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (A) changes or prospective changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except and only to the extent such changes adversely affect Parent in a disproportionate manner relative to other participants in Parent’s industry; (B) changes or prospective changes in Parent’s industry, except and only to the extent such changes adversely affect Parent in a disproportionate manner relative to other participants in Parent’s industry; (C) any change or prospective change in Law or the interpretation thereof, except and only to the extent such changes adversely affect Parent in a disproportionate manner relative to other participants in Parent’s industry; (D) any change or prospective change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (E) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except and only to the extent such acts adversely affect Parent in a disproportionate manner relative to other participants in Parent’s industry; (F) the public announcement by Parent of its proposal to acquire the Company or the execution and delivery of this Agreement (except to the extent such effect, event, occurrence, development or change was the result of a breach of Section 4.4) or the announcement of the Merger, including the impact thereof on contractual or other relationships with suppliers, distributors, partners, employees, officers, directors, lenders, investors, patients, Governmental Authorities or other third parties, and any Stockholder Litigation; (G) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect); (H) any change or prospective change in the price or trading volume of the Parent ADSs on Nasdaq (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect); (I) actions or omissions or required by this Agreement, or the failure to take any action prohibited by this Agreement for which the Company has unreasonably refused Parent’s written request to provide consent; (J) changes or prospective changes in Parent’s credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect); (K) changes or prospective changes in interest rates or foreign exchange rates; or (L) regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or any event, change, effect, occurrence, circumstance or development relating to or affecting any products or product candidates of Parent or any product or product candidate competitive with or related to any products or products candidates of Parent, including (i) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making or maintaining any regulatory application, filing or approval relating to any products or product candidates of Parent, (ii) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Authority relating to any products or product candidates of Parent or any product or product candidate competitive with or related to any products or product candidates of Parent (or the manufacture or commercialization thereof), or any other regulatory or preclinical or clinical development relating to any products or product candidates of Parent or any product or product candidate competitive with or related to any products or products candidates of Parent, (iii) any delay, hold or termination of any preclinical or clinical study, trial or test with respect to any products or product candidate of Parent or any delay in launching commercial sales of any products or product candidates of Parent, (iv) any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of Parent or any product or product candidate competitive with or related to any products or product candidates of Parent, or announcements of any of the foregoing, (v) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any products or product candidates of Parent, (vi) any production or supply chain disruption affecting the manufacture of any products or product candidates of Parent, or (vii) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Authorities or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any product or product candidates of Parent or any product or product candidate competitive with or related to any products or product candidates of Parent, in each case not resulting from or arising out of any wrongdoing by Parent or any of its Affiliates or Parent Representatives.

“Parent Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings, and in each case, for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent Parent SEC Documents, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) with respect to Parent Leased Real Property, (1) all matters, whether or not of record, that arise out of the actions of the Company or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Parent Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Parent Leased Real Property, in each case to the extent publicly available or made available by Parent to the Company (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Parent Leased Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Parent Leased Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Parent Leased Real Property subject thereto in the business of Parent, (v) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (vi) licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property incurred in the ordinary course of business, (vii) any Liens created pursuant to or in connection with this Agreement or disclosed in the Parent Disclosure Letter, (viii) Liens approved in writing by the Company and (ix) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.

“Parent Plan” means each Employee Benefit Plan that is sponsored, maintained, or contributed (or required to be contributed) to by Parent or any of its subsidiaries for the benefit of current or former employees, officers, directors or other service providers of Parent or any of its subsidiaries or with respect to which Parent or any of its subsidiaries has any liability, contingent or otherwise, other than any plan, program, arrangement, agreement or policy mandated by applicable Laws.

“Parent Registered Intellectual Property” means all Patents, Trademarks and registered Copyrights (i) that are owned or purported to be owned by Parent and its subsidiaries, (ii) that are exclusively licensed to Parent or its subsidiaries or (iii) that are non-exclusively licensed to Parent or its subsidiaries and for which Parent or its subsidiaries controls prosecution thereof.

“Parent Superior Proposal” means a Parent Acquisition Proposal (with all percentages in the definition of Parent Acquisition Proposal changed to 50%) made by any person on terms that the Parent Board (or any committee thereof) determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, and considering such factors as the Parent Board (or any committee thereof) considers to be appropriate (including conditionality, timing, likelihood of consummation of such proposal and consideration per share), that is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to Parent Shareholders than the Merger (including taking into account any applicable Termination Fee of Parent).

“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.

“person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Restricted Market” means any of the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Restricted Party” means, to the extent applicable, any person that is the target of sanctions, including (a) any person listed in any sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or any other applicable Governmental Authority or (b) any person located, organized or resident in a Restricted Market.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including its rules and regulations.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“subsidiary” of any specified person means any other person of which such first person owns (either directly or indirectly through one or more other subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such person, and with respect to which entity such first person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties, fees or assessments in the nature of, or similar to, tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Tax Sharing Agreements” means all agreements binding a party or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding (i) any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries (ii) any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not related to Taxes).

“Termination Fee” means an amount equal to $2,400,000.

“third party” means any person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or the Company and any of its Affiliates, and the representatives of such person.

“third party Intellectual Property” means Intellectual Property that is owned exclusively by one or more third parties.

“Trade Secrets” means trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, proprietary biologic and chemical materials, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“VAT” means any Tax (i) imposed by the United Kingdom Value Added Tax Act 1994 or (ii) in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or (iii) of a similar nature, wheresoever imposed.

10.2            Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Annexes and Exhibits are to Sections, Annexes and Exhibits of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “made available” (or similar words of import) in respect of information made available by the Company or Parent mean any information made available to Parent or the Company, as applicable, and their respective Affiliates or Representatives, as applicable (including any information made available prior to the date hereof in the virtual data room maintained by the Company or Parent, as applicable, or in writing with respect to materials specifically references in the Company Disclosure Letter and the Parent Disclosure Letter). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person. All references to “dollars” or “$” are to United States dollars and all references to “pounds” or "£" are to the United Kingdom’s pounds sterling. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors and, accordingly, it is the intention of the parties that this Agreement is not be construed more strictly with regard to one party than with regard to the others.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of the parties as of the date first stated above.

ADAPTIMMUNE THERAPEUTICS PLC

By:	/s/ Adrian Rawcliffe
Name: Adrian Rawcliffe
Title: Chief Executive Officer

CM MERGER SUB, INC.

By:	/s/ William Bertrand
Name: William Bertrand
Title: President and Corporate Secretary

TCR[2] THERAPEUTICS INC.

By:	/s/ Garry E. Menzel
Name: Garry E. Menzel
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation

FOURTH amended and restated

CERTIFICATE OF INCORPORATION

OF

TCR2 THERAPEUTICS INC.

1.	Name. The name of the corporation shall be TCR Therapeutics Inc. (the "Corporation").

2.	Registered Office. The address of its registered office in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	Purpose. The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

4.	Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock and the par value of each of such shares is $0.0001.

5.	The Corporation is to have perpetual existence.

6.	Board Power Regarding By-laws. The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal the by-laws of the Corporation.

7.	Election of Directors. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

8.	Meetings of Stockholders. Meetings of stockholders may be held within or without of the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

9.	Corporate Power. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.	Liability. The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation, against any liability or expense actually or reasonably incurred by such person in respect thereof; PROVIDED, HOWEVER, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Corporation by such person and not by way of defense; (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement; (iii) for any breach of such person’s duty of loyalty to the Corporation or its stockholders; (iv) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (v) under Section 174 of the DGCL; or (vi) for any transaction from which such person derived an improper personal benefit. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

11.	Section 203 of the DGCL shall not apply to the Corporation.

Exhibit B

By-Laws

SECOND Amended and Restated

BY-LAWS OF

TCR2 THERAPEUTICS INC.

ARTICLE I OFFICES

SECTION 1.1. REGISTERED OFFICE. The registered office of the corporation shall be established and maintained at the office of The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801, and said corporation shall be the registered agent of this corporation in charge thereof.

SECTION 1.2. OTHER OFFICES. The corporation may have other offices, either within or without the State of Delaware, at such place or places as the board of directors of the corporation (the “Board of Directors”) may from time to time appoint or the business of the corporation may require.

ARTICLE II MEETING OF STOCKHOLDERS

SECTION 2.1. PLACE OF MEETINGS. Meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as the Board of Directors shall determine. Rather than holding a meeting at any designated place, the Board of Directors may determine that a meeting shall be held solely by means of remote communications, which means shall meet the requirements of the Delaware General Corporation Law (the "DGCL").

SECTION 2.2. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting.

If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2.3. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes may be called by the President, Secretary or the Chairman of the Board of Directors, or by resolution of the directors. The business to be transacted at any special meeting shall be limited to the purposes stated in the notice.

SECTION 2.4. REMOTE COMMUNICATIONS. The Board of Directors may permit the stockholders and their proxy holders to participate in meetings of the stockholders (whether such meetings are held at a designated place or solely by means of remote communication) using one or more methods of remote communication that satisfy the requirements of the DGCL. The Board of Directors may adopt such guidelines and procedures applicable to participation in stockholders’ meetings by means of remote communication as it deems appropriate. Participation in a stockholders’ meeting by means of a method of remote communication permitted by the Board of Directors shall constitute presence in person at the meeting.

SECTION 2.5. VOTING. Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these By-laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting, shall be by ballot. All elections for directors shall be decided by plurality vote; all questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting), at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or at the place where the meeting is to be held. The list shall also be produced and kept at the meeting and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present. If the stockholders’ meeting is held solely by means of remote communications, the voting list shall be made available for inspection on a reasonably accessible electronic network for the entire duration of the meeting.

SECTION 2.6. QUORUM. Except as otherwise required by law, by the Certificate of Incorporation or by these By-laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 2.7. NOTICE OF MEETINGS. Written notice, stating the place, date and time of any stockholders’ meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Without limiting the manner by which notice may otherwise be given, notice may be given by a form of electronic transmission that satisfies the requirements of the DGCL and has been consented to by the stockholder to whom notice is given. If mailed, notice shall be deemed given when deposited in the U.S. mail, postage prepaid, directed to the stockholder’s address as it appears in the corporation’s records. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat. The notice shall state the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at the meeting.

SECTION 2.8. ACTION WITHOUT MEETING. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders , or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III DIRECTORS

SECTION 3.1. NUMBER AND TERM. The Board of Directors shall consist of one or more members and shall be initially one (1) director. At each annual meeting, the stockholders shall determine the number of directors; provided, that between annual meetings the authorized number of directors may be increased or decreased by the stockholders. A director shall hold office until a successor is elected and qualified, or until the earlier death, resignation, disqualification, or removal of the director.

SECTION 3.2. RESIGNATIONS. Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.3. VACANCIES. If the office of any director, member of a committee or other officer becomes vacant, the remaining directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 3.4. REMOVAL. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for the purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.

Unless the Certificate of Incorporation otherwise provides, stockholders may effect removal of a director who is a member of a classified Board of Directors only for cause. If the Certificate of Incorporation provides for cumulative voting and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors of directors, or if there be classes of directors, at an election of the class of directors of which he is a part.

If the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, these provisions shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

SECTION 3.5. INCREASE OF NUMBER. The number of directors may be increased by amendment of these By-laws by the affirmative vote of a majority of the directors, though less than a quorum, or, by the affirmative vote of a majority interest of the stockholders, at the annual meeting or at a special meeting called for that purpose, and by like vote the additional directors may be chosen at such meeting to hold office until the next annual election and until their successors are elected and qualify.

SECTION 3.6. POWERS. The Board of Directors shall exercise all of the powers of the corporation except such as are by law, or by the Certificate of Incorporation of the corporation or by these By-laws, conferred upon or reserved to the stockholders.

SECTION 3.7. COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of two or more directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-laws of the corporation; and, unless the resolution, these By-laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

SECTION 3.8. MEETINGS. Regular meetings of the directors may be held without notice at such places and times as shall be determined from time to time by resolution of the directors.

Special meetings of the Board of Directors may be called by the President or by the Secretary on the written request of any director, on at least one day notice to each director and shall be held at such place or places as may be determined by the directors, or shall be stated in the call of the meeting.

Unless otherwise restricted by the Certificate of Incorporation or by these By-laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.9. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the corporation or these By-laws shall require the vote of a greater number.

SECTION 3.10. COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 3.11. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

ARTICLE IV OFFICERS

SECTION 4.1. OFFICERS. The officers of the corporation shall be a President and a Secretary, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Chairman, one or more Vice-Presidents, a Treasurer, and such Assistant Secretaries and Assistant Treasurers as they may deem proper. None of the officers of the corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. Two or more offices may be held by the same person.

SECTION 4.2. OTHER OFFICERS AND AGENTS. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 4.3. REMOVAL OF OFFICERS. Any officer may be removed from office at any time, with or without cause, by the Board of Directors.

SECTION 4.4. COMPENSATION. Officers shall receive such amounts and types of compensation for their services as shall be fixed by the Board of Directors.

SECTION 4.5. POWERS. Unless otherwise specified by the Board of Directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these By-laws (if any are so set forth), (ii) set forth in the resolution of the Board of Directors electing that officer or any subsequent resolution of the Board of Directors with respect to that officer’s duties or (iii) commonly incident to the office held.

SECTION 4.6. CHAIRMAN. The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 4.7. PRESIDENT. The President shall be the chief executive officer of the corporation and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. He shall preside at all meetings of the stockholders if present thereat, and in the absence or nonelection of the Chairman of the Board of Directors, at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts on behalf of the corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

SECTION 4.8. VICE-PRESIDENT. Each Vice-President shall have such powers and shall perform such duties as shall be assigned to him by the directors.

SECTION 4.9. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President, or by the directors, or stockholders, upon whose requisition the meeting is called as provided in these By-laws. He shall record all the proceedings of the meetings of the corporation and of the directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the directors or the President. He shall have the custody of the seal of the corporation and shall affix the same to all instruments requiring it, when authorized by the directors or the President, and attest the same.

SECTION 4.10. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. He shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositaries as may be designated by the Board of Directors.

The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or the President, taking proper vouchers for such disbursements. He shall render to the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 4.11. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the directors.

ARTICLE V MISCELLANEOUS

SECTION 5.1. CERTIFICATES OF STOCK. Certificate of stock, signed by the President, Vice-President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, may be issued or remain uncertificated. Any of or all the signatures may be facsimiles. The corporation shall maintain a stock register in the form attached as Exhibit A.

SECTION 5.2. LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate theretofore issued by the corporation, alleged to have been lost or destroyed, and the directors may, in their discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 5.3. TRANSFER OF SHARES. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 5.4. STOCKHOLDERS RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.5. DIVIDENDS. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends, such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the company.

SECTION 5.6. NO CORPORATE SEAL. There shall be no corporate seal.

SECTION 5.7. FISCAL YEAR. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

SECTION 5.8. CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner as shall be determined from time to time by resolutions of the Board of Directors.

SECTION 5.9. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these By-laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law.

Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the corporation or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VI INDEMNIFICATION AND INSURANCE

SECTION 6.1. Indemnification of DIRECTORS AND OFFICERS. Subject to the operation of Section 6.3 of this Article VI of these By-laws, each director and officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), and to the extent authorized in this Section 6.1.

(a)            Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each director and officer shall be indemnified and held harmless by the corporation against any and all expenses and liabilities that are incurred or paid by such director or officer or on such director’s or officer’s behalf in connection with any proceeding or any claim, issue or matter therein (other than an action by or in the right of the corporation), which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b)            Actions, Suits and Proceedings By or In the Right of the Corporation. Each director and officer shall be indemnified and held harmless by the corporation against any and all expenses that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any proceeding or any claim, issue or matter therein by or in the right of the corporation, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made under this Section 6.1(b) in respect of any claim, issue or matter as to which such director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the corporation, unless, and only to the extent that, the court in which such proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnification for such expenses that such court deems proper.

(c)            Survival of Rights. The rights of indemnification provided by this Section 6 shall continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(d)            Actions by Directors or Officers. Notwithstanding the foregoing, the corporation shall indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such director or officer only if such proceeding (including any parts of such proceeding not initiated by such director or officer) was authorized in advance by the Board of Directors of the corporation, unless such proceeding was brought to enforce such officer’s or director’s rights to indemnification or, in the case of directors, advancement of expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 6.2. Indemnification of Non-Officer EMPLOYEES. Subject to the operation of Section 6.3 of this Article VI of these By-laws, each non-officer employee may, in the discretion of the Board of Directors of the corporation, be indemnified by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all expenses and liabilities that are incurred by such non-officer employee or on such non-officer employee’s behalf in connection with any threatened, pending or completed proceeding, or any claim, issue or matter therein, which such non-officer employee is, or is threatened to be made, a party to or participant in by reason of such non-officer employee’s corporate status, if such non-officer employee acted in good faith and in a manner such non-officer employee reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 6.2 shall exist as to a non-officer employee after he or she has ceased to be a non-officer employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the corporation may indemnify any non-officer employee seeking indemnification in connection with a proceeding initiated by such non-officer employee only if such proceeding was authorized in advance by the Board of Directors of the corporation.

SECTION 6.3. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article VI to a director, to an officer or to a non-officer employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the disinterested directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of disinterested directors, such committee having been designated by a majority vote of the disinterested directors (even though less than a quorum), (c) if there are no such disinterested directors, or if a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the corporation.

SECTION 6.4. Advancement of Expenses to Directors Prior to Final Disposition.

(a)            The corporation shall advance all expenses incurred by or on behalf of any director in connection with any proceeding in which such director is involved by reason of such director’s corporate status within thirty (30) days after the receipt by the corporation of a written statement from such director requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such director and shall be preceded or accompanied by an undertaking by or on behalf of such director to repay any expenses so advanced if it shall ultimately be determined that such director is not entitled to be indemnified against such expenses. Notwithstanding the foregoing, the corporation shall advance all expenses incurred by or on behalf of any director seeking advancement of expenses hereunder in connection with a proceeding initiated by such director only if such proceeding (including any parts of such proceeding not initiated by such director) was (i) authorized by the Board of Directors of the corporation, or (ii) brought to enforce such director’s rights to indemnification or advancement of expenses under these By-laws.

(b)            If a claim for advancement of expenses hereunder by a director is not paid in full by the corporation within thirty (30) days after receipt by the corporation of documentation of expenses and the required undertaking, such director may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful in whole or in part, such director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of expenses under this Article VI shall not be a defense to an action brought by a director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a director is not entitled to an advancement of expenses shall be on the corporation.

(c)            In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6.5. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)            The corporation may, at the discretion of the Board of Directors of the corporation, advance any or all expenses incurred by or on behalf of any officer or any non-officer employee in connection with any proceeding in which such person is involved by reason of his or her corporate status as an officer or non-officer employee upon the receipt by the corporation of a statement or statements from such officer or non-officer employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such officer or non-officer employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any expenses so advanced if it shall ultimately be determined that such officer or non-officer employee is not entitled to be indemnified against such expenses.

(b)            In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the officer or non-officer employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6.6. ENFORCEMENT. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this By-law shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Article VI to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the fullest extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the corporation.

SECTION 6.7. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this By-law shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, non-officer employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

SECTION 6.8. SURVIVAL OF RIGHTS. The rights conferred on any person by this By-law shall continue as to a person who has ceased to be a director, officer, non-officer employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 6.9. INSURANCE. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VI.

SECTION 6.10. AMENDMENTS. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this By-law in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

SECTION 6.11. SAVING CLAUSE. If this By-law or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law. If this Article VI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

SECTION 6.12. CERTAIN DEFINITIONS. For the purposes of this Article VI, the following definitions shall apply:

(a)            The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and non-officer employees or agents, so that any person who is or was a director, officer, non-officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, non-officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(b)            References to a “director,” “executive officer,” “officer,” “non-officer employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving or has served at the request of the corporation as, respectively, a director, executive officer, officer, non-officer employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, references to a “director,” “executive officer,” “officer,” “non-officer employee,” or “agent” of the corporation shall not include a person who is serving or has served as a director, executive officer, officer, non-officer employee, trustee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the corporation;

(c)            References to “disinterested director” means, with respect to each proceeding in respect of which indemnification is sought hereunder, a director of the corporation who is not and was not a party to such proceeding.

(d)            The term “expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a proceeding.

(e)            References to “liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f)            References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

(g)            The term “proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative.

(h)            References to “electronic transmission” shall mean a form of communication not directly involving the physical transmission of paper that satisfies the requirements with respect to such communications contained in the DGCL.

ARTICLE VII AMENDMENTS

These By-laws may be altered or repealed and By-laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal or By-law or By-laws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed alteration or repeal, or By-law or By-laws to be made, be contained in the notice of such special meeting.

Approved: [•], 2023